                                                                     EXHIBIT 2.1

                                                                       EXECUTION





                          AGREEMENT AND PLAN OF MERGER


                                  BY AND AMONG


                                COX RADIO, INC.,
                            NEW COX RADIO II, INC.,
                         NEWCITY COMMUNICATIONS, INC.,
              CERTAIN STOCKHOLDERS OF NEWCITY COMMUNICATIONS, INC.

                                      AND

                            THE STOCKHOLDERS' AGENT

                           DATED AS OF JULY 1, 1996

                               TABLE OF CONTENTS


                                                                        PAGE
                                                                        ----

                                      ARTICLE I
                                      THE MERGER
1.1              The Merger . . . . . . . . . . . . . . . . . . . . . . . 1
1.2              Closing  . . . . . . . . . . . . . . . . . . . . . . . . 2
1.3              Effective Time of the Merger . . . . . . . . . . . . . . 2
1.4              Effect of the Merger . . . . . . . . . . . . . . . . . . 2

                                       ARTICLE II
                                THE SURVIVING CORPORATION

2.1              Certificate of Incorporation . . . . . . . . . . . . . . 2
2.2              By-laws  . . . . . . . . . . . . . . . . . . . . . . . . 3
2.3              Board of Directors; Officers . . . . . . . . . . . . . . 3

                                        ARTICLE III
                     MERGER CONSIDERATION AND REDEMPTION OF SHARES

3.1              Merger Consideration . . . . . . . . . . . . . . . . . . 3
3.2              Redemption of Shares . . . . . . . . . . . . . . . . . . 3
3.3              Adjustment to Merger Consideration as of Closing Date  . 4
3.4              Dissenting Shares  . . . . . . . . . . . . . . . . . . . 5
3.5              Payment  . . . . . . . . . . . . . . . . . . . . . . . . 6
3.6              No Further Rights  . . . . . . . . . . . . . . . . . . . 7
3.7              Closing of the Company's Transfer Books  . . . . . . . . 7
3.8              Final Adjustment of Merger Consideration . . . . . . . . 8
3.9              Escrow Agreement . . . . . . . . . . . . . . . . . . . . 9

                                      ARTICLE IV
                     REPRESENTATIONS AND WARRANTIES OF THE COMPANY

4.1              Organization and Qualification . . . . . . . . . . . .  10
4.2              Capitalization . . . . . . . . . . . . . . . . . . . .  11
4.3              Authority Relative to This Merger Agreement  . . . . .  11
4.4              No Conflicts, Required Filings and Consents  . . . . .  12
4.5              Reports and Financial Statements . . . . . . . . . . .  13
4.6              Litigation . . . . . . . . . . . . . . . . . . . . . .  14
4.7              Absence of Certain Changes or Events . . . . . . . . .  14
4.8              Employee Matters . . . . . . . . . . . . . . . . . . .  15
4.9              ERISA  . . . . . . . . . . . . . . . . . . . . . . . .  16
4.10             Taxes  . . . . . . . . . . . . . . . . . . . . . . . .  18
4.11             State Takeover Statutes  . . . . . . . . . . . . . . .  20
4.12             Brokers  . . . . . . . . . . . . . . . . . . . . . . .  20
4.13             Environmental Matters  . . . . . . . . . . . . . . . .  20
4.14             Contracts  . . . . . . . . . . . . . . . . . . . . . .  22
4.15             Tangible Personal Property . . . . . . . . . . . . . .  23
4.16             Intangible Property  . . . . . . . . . . . . . . . . .  24
4.17             Real Property  . . . . . . . . . . . . . . . . . . . .  24
4.18             Undisclosed Liabilities  . . . . . . . . . . . . . . .  26
4.19             Governmental Authorizations  . . . . . . . . . . . . .  26

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
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                                                                        ----

4.20             Compliance with FCC Requirements . . . . . . . . . . .  27
4.21             Insurance  . . . . . . . . . . . . . . . . . . . . . .  28
4.22             Powers of Attorney . . . . . . . . . . . . . . . . . .  28
4.23             Payment of Indebtedness  . . . . . . . . . . . . . . .  28
4.24             Disclosure . . . . . . . . . . . . . . . . . . . . . .  28

                                  ARTICLE V
              REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS

5.1              Ownership of Class A Common Stock  . . . . . . . . . .  28
5.2              Authority; Binding Effect  . . . . . . . . . . . . . .  29
5.3              No Conflicts, Required Filings and Consents  . . . . .  29

                                  ARTICLE VI
               REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

6.1              Organization and Qualification . . . . . . . . . . . .  29
6.2              Ownership of Sub . . . . . . . . . . . . . . . . . . .  30
6.3              Authority Relative to This Merger Agreement  . . . . .  30
6.4              No Conflicts; Required Filings and Consents  . . . . .  30
6.5              Litigation . . . . . . . . . . . . . . . . . . . . . .  31
6.6              Voting Requirements  . . . . . . . . . . . . . . . . .  31
6.7              Brokers  . . . . . . . . . . . . . . . . . . . . . . .  31
6.8              Financing  . . . . . . . . . . . . . . . . . . . . . .  31
6.9              FCC Applications . . . . . . . . . . . . . . . . . . .  31
6.10             State Takeover Statutes  . . . . . . . . . . . . . . .  31
6.11             Disclosure . . . . . . . . . . . . . . . . . . . . . .  32

                                 ARTICLE VII
                    CONDUCT OF BUSINESS PENDING THE MERGER

7.1              Conduct of Business by the Company Pending the Merger   32
7.2              Control of the Stations  . . . . . . . . . . . . . . .  34
7.3              Intentionally Omitted  . . . . . . . . . . . . . . . .  35
7.4              Massachusetts Income Tax Assessment  . . . . . . . . .  35

                                 ARTICLE VIII
                            ADDITIONAL AGREEMENTS

8.1              Access to Information  . . . . . . . . . . . . . . . .  35
8.2              Filings  . . . . . . . . . . . . . . . . . . . . . . .  35
8.3              Employee and Other Arrangements  . . . . . . . . . . .  36
8.4              Public Announcements . . . . . . . . . . . . . . . . .  36
8.5              Efforts; Consents  . . . . . . . . . . . . . . . . . .  36
8.6              Notice of Breaches . . . . . . . . . . . . . . . . . .  38
8.7              Transfer and Certain Other Taxes and Expenses  . . . .  38
8.8              Financial and FCC Reports  . . . . . . . . . . . . . .  38
8.9              Updating of Information  . . . . . . . . . . . . . . .  38
8.10             Release of Liens . . . . . . . . . . . . . . . . . . .  39
8.11             Environmental Audit  . . . . . . . . . . . . . . . . .  39
8.12             Agreement to Vote  . . . . . . . . . . . . . . . . . .  39
8.13             Tax Matters. . . . . . . . . . . . . . . . . . . . . .  39

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                                                                        ----
8.14             Event of Loss  . . . . . . . . . . . . . . . . . . . .  43
8.15             Further Assurances . . . . . . . . . . . . . . . . . .  44
8.16             Solicitation of Employees  . . . . . . . . . . . . . .  44
8.17             Capital Expenditures . . . . . . . . . . . . . . . . .  44
8.18             Exercise of Stock Options  . . . . . . . . . . . . . .  44

                                  ARTICLE IX
                             CONDITIONS PRECEDENT

9.1              Conditions to Each Party's Obligation to
                 Effect the Merger. . . . . . . . . . . . . . . . . . .  44
9.2              Conditions to Obligation of the Company and the
                 Stockholders to Effect the Merger  . . . . . . . . . .  45
9.3              Conditions to Obligations of Parent and Sub to
                 Effect the Merger. . . . . . . . . . . . . . . . . . .  46

                                   ARTICLE X
                       TERMINATION, AMENDMENT AND WAIVER

10.1             Termination  . . . . . . . . . . . . . . . . . . . . .  49
10.2             Effect of Termination  . . . . . . . . . . . . . . . .  49
10.3             Fees and Expenses  . . . . . . . . . . . . . . . . . .  50
10.4             No Solicitation  . . . . . . . . . . . . . . . . . . .  50
10.5             Amendment  . . . . . . . . . . . . . . . . . . . . . .  50
10.6             Waiver . . . . . . . . . . . . . . . . . . . . . . . .  50

                                  ARTICLE XI
                                INDEMNIFICATION

11.1             Indemnification Out of Closing Escrow. . . . . . . . .  50
11.2             Indemnification By Parent  . . . . . . . . . . . . . .  51
11.3             Notification of Claims.  . . . . . . . . . . . . . . .  52

                                  ARTICLE XII
                              GENERAL PROVISIONS

12.1             Stockholders' Agent  . . . . . . . . . . . . . . . . .  53
12.2             Notices  . . . . . . . . . . . . . . . . . . . . . . .  53
12.3             Specific Performance . . . . . . . . . . . . . . . . .  55
12.4             Entire Agreement . . . . . . . . . . . . . . . . . . .  55
12.5             Assignments; Parties in Interest . . . . . . . . . . .  55
12.6             Governing Law  . . . . . . . . . . . . . . . . . . . .  55
12.7             Headings . . . . . . . . . . . . . . . . . . . . . . .  56
12.8             Remedies . . . . . . . . . . . . . . . . . . . . . . .  56
12.9             Certain Definitions  . . . . . . . . . . . . . . . . .  56
12.10            Counterparts . . . . . . . . . . . . . . . . . . . . .  58
12.11            Severability . . . . . . . . . . . . . . . . . . . . .  58
12.12            Gender and Number  . . . . . . . . . . . . . . . . . .  58
12.13            List of Definitions  . . . . . . . . . . . . . . . . .  58

                                    EXHIBITS

          Exhibit A                Surviving Corporation Certificate of
                                   Incorporation
          Exhibit B                Selling Stockholders
          Exhibit C                Form of Estimated Closing Statement
          Exhibit D                Form of Closing Escrow Agreement
          Exhibit E                Form of Opinion of Dow, Lohnes &
                                   Albertson, PLLC
          Exhibit F                Form of Opinions of Tyler Cooper &
                                   Alcorn, LLP and Kaye, Scholer, Fierman,
                                   Hays & Handler, LLP



                                   SCHEDULES

          Schedule 3.2             Redemption of Shares
          Schedule 4.1             Company Subsidiaries
          Schedule 4.2             Capitalization
          Schedule 4.4             Conflicts, Required Filings and Consents
          Schedule 4.5             Reports and Financial Statements
          Schedule 4.6             Litigation
          Schedule 4.7             Absence of Certain Changes or Events
          Schedule 4.8             Employee Matters
          Schedule 4.9             ERISA
          Schedule 4.10            Taxes
          Schedule 4.13            Environmental Matters
          Schedule 4.14            Contracts and Third Party Consents
          Schedule 4.15            Tangible Personal Property
          Schedule 4.16            Intangible Property
          Schedule 4.17            Real Property
          Schedule 4.18            Undisclosed Liabilities
          Schedule 4.19            Governmental Authorizations
          Schedule 4.20            Compliance with FCC Requirements
          Schedule 4.21            Insurance
          Schedule 4.22            Powers of Attorney
          Schedule 4.23            Payment of Indebtedness
          Schedule 5.1             Ownership of Company Capital Stock
          Schedule 6.9             FCC Applications
          Schedule 7.1             Conduct of Business Pending the Merger

                          AGREEMENT AND PLAN OF MERGER


         THIS AGREEMENT AND PLAN OF MERGER (this "Merger Agreement"), is dated as of July 1, 1996, by and among COX RADIO, INC., a Delaware corporation ("Parent"), NEW COX RADIO II, INC., a Delaware corporation ("Sub"), NEWCITY COMMUNICATIONS, INC., a Delaware corporation (the "Company"), the holders of shares of the Company's Class A Common Stock (as defined below) and listed on the signature pages hereof (each, a "Stockholder" and collectively, the "Stockholders"), and the Chief Financial Officer of the Company, currently John Riccardi, as agent (the "Stockholders' Agent") for all of the holders of the issued and outstanding capital stock of the Company (the "Selling Stockholders").

         WHEREAS, Parent is engaged in the business of owning and operating radio broadcast stations;

         WHEREAS, the Company, through wholly-owned subsidiaries, owns and operates, pursuant to licenses issued by the Federal Communications Commission ("FCC"), Radio Stations WODL(FM), Birmingham, Alabama; WZZK(AM), Birmingham, Alabama; WZZK-FM, Birmingham, Alabama; WEZN(FM), Bridgeport, Connecticut; WDBO(AM), Orlando, Florida; WWKA(FM), Orlando, Florida; WZKD(AM), Orlando, Florida; WCFB(FM), Daytona Beach, Florida; WJZF(FM), La Grange, Georgia; WBBS(FM), Fulton, New York; WSYR(AM), Syracuse, New York; WYYY(FM), Syracuse, New York; KRMG(AM), Tulsa, Oklahoma; KWEN(FM), Tulsa, Oklahoma; KJSR(FM), Tulsa, Oklahoma; KKYX(AM), San Antonio, Texas; KCYY(FM), San Antonio, Texas; and KCJZ(FM), Terrell Hills, Texas (each a "Station" and collectively, the "Stations"); and

         WHEREAS, the respective Boards of Directors of Parent, Sub and the Company have approved the merger of Sub with and into the Company (the "Merger"), upon the terms and subject to the conditions set forth herein.

         NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties and agreements contained herein, the parties hereto agree as follows:

                                   ARTICLE I
                                   THE MERGER

         1.1 The Merger. Upon the terms and subject to the conditions hereof, at the Effective Time (as defined in SECTION 1.3), Sub shall be merged with and into the Company and the separate existence of Sub shall thereupon cease, and the Company shall continue as the surviving corporation in the Merger (the "Surviving Corporation") under the laws of the State of Delaware under the name set forth in the Certificate of Incorporation of the Surviving Corporation.

         1.2 Closing. Unless this Merger Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to SECTION 10.1, and subject to the satisfaction or waiver of the conditions set forth in Article IX, the closing of the Merger (the "Closing") will take place as promptly as practicable (and in any event within two Business Days) after satisfaction or waiver of the conditions set forth in SECTIONS 9.1(A) and (C) and 9.3(P), at the offices of Dow, Lohnes & Albertson, PLLC, 1200 New Hampshire Avenue, N.W., Suite 800, Washington, D.C. 20036, unless another date, time or place is agreed to in writing by the parties hereto (the "Closing Date").

         1.3 Effective Time of the Merger. The Merger shall become effective upon the filing of a Certificate of Merger (the "Certificate of Merger") with the Secretary of State of Delaware in accordance with the provisions of the Delaware General Corporation Law (the "DGCL"), or at such other time as Sub and the Company shall agree should be specified in the Certificate of Merger, which filing shall be made as soon as practicable on the Closing Date. When used in this Merger Agreement, the term "Effective Time" shall mean the time at which the Certificate of Merger is accepted for filing by the Secretary of State of Delaware or such time as otherwise specified in the Certificate of Merger.

         1.4 Effect of the Merger. The Merger shall, from and after the Effective Time, have all the effects provided by the DGCL. If at any time after the Effective Time the Surviving Corporation shall consider or be advised that any further deeds, conveyances, assignments or assurances in law or any other acts are necessary, desirable or proper to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, the title to any property or rights of Sub or the Company (the "Constituent Corporations") to be vested in the Surviving Corporation, by reason of, or as a result of, the Merger, or otherwise to carry out the purposes of this Merger Agreement, the Constituent Corporations agree that the Surviving Corporation and its proper officers and directors shall execute and deliver all such deeds, conveyances, assignments and assurances in law and do all things necessary, desirable or proper to vest, perfect or confirm title to such property or rights in the Surviving Corporation and otherwise to carry out the purposes of this Merger Agreement, and that the proper officers and directors of the Surviving Corporation are fully authorized in the name of each of the Constituent Corporations or otherwise to take any and all such action.

                                   ARTICLE II
                           THE SURVIVING CORPORATION

         2.1 Certificate of Incorporation. The Certificate of Incorporation of the Surviving Corporation after the Effective Time shall be in the form set forth in EXHIBIT A hereto, until thereafter changed or amended as provided therein or by applicable law.

         2.2 By-laws. The By-laws of the Sub as in effect immediately prior to the Effective Time shall be the By-laws of the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable law.

         2.3 Board of Directors; Officers. The directors of Sub immediately prior to the Effective Time and Richard A. Ferguson shall be the directors of the Surviving Corporation, and the officers of Sub immediately prior to the Effective Time and Richard A. Ferguson and James T. Morley shall be the officers of the Surviving Corporation, in each case until the earlier of their respective resignations or the time that their respective successors are duly elected or appointed and qualified.

                                  ARTICLE III
                 MERGER CONSIDERATION AND REDEMPTION OF SHARES

         3.1 Merger Consideration. The total consideration for the capital stock of the Company shall be One Hundred and Sixty-Five Million Dollars ($165,000,000) (the "Merger Consideration") as adjusted pursuant to the provisions of SECTIONS 3.3 and 3.8 hereof, and shall be paid in cash at Closing in accordance with the procedures set forth in SECTION 3.5.

         3.2 Redemption of Shares. As of the Effective Time, by virtue of the Merger:

                    (a) Each issued and outstanding share of Class A Common Stock, $.01 par value, of the Company ("Class A Common Stock"), other than any Dissenting Shares (as defined in SECTION 3.3), shall be redeemed in exchange for cash in the amount per share set forth on SCHEDULE 3.2 (such amount of cash being referred to herein as the "Class A Common Merger Consideration").

                    (b) Each issued and outstanding share of the Class B Common Stock, $.01 par value, of the Company ("Class B Common Stock"), other than any Dissenting Shares, shall be redeemed in exchange for cash in the amount per share set forth on SCHEDULE 3.2 (the "Class B Common Merger Consideration").

                    (c) Each issued and outstanding share of 9% Convertible Preferred Stock, $.05 par value, of the Company ("Convertible Preferred Stock") shall be redeemed in exchange for cash in the amount per share set forth on SCHEDULE 3.2 (the "Convertible Preferred Merger Consideration").

                    (d) Each issued and outstanding share of the $166.67 Redeemable Preferred Stock, par value $.05, of the Company ("Redeemable Preferred Stock") shall be redeemed by the Company in accordance with the requirements of the Certificate of Incorporation of the Company.

                    (e) All shares of Class A Common Stock, Class B Common Stock and all shares of Preferred Stock, par value $.05, of the Company ("Preferred Stock") unissued or which are held in treasury by the Company shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

                    (f) Set forth on EXHIBIT B is a true and complete list of the Selling Stockholders and the holders of any Stock Options, as defined below, and, for each such Selling Stockholder and Stock Option holder, the number of shares of such Stock or such Options held.

         3.3        Adjustment to Merger Consideration as of Closing Date.

                    (a) Working Capital Adjustment. The Merger Consideration shall be (i) increased by the amount by which the Working Capital as of the Closing Date (as defined below) of the Company exceeds the Target Working Capital (as defined below); or (ii) decreased by the amount by which the Working Capital as of the Closing Date is less than the Target Working Capital. "Working Capital" as of any date shall mean on a consolidated basis, current assets less current liabilities determined in accordance with generally accepted accounting principles ("GAAP") consistently applied. "Target Working Capital" shall mean Six Million Dollars ($6,000,000). Current assets shall include cash, accounts receivable and prepaid expenses, and other current assets consistently reported in accordance with past practices, excluding deferred expenses incurred under trade and barter agreements. Current liabilities shall include accounts payable, accrued expenses and, until resolved at which time the Working Capital computation shall reflect the amount of such resolution, a reserve of Two Hundred Thousand Dollars ($200,000) representing the Company's best estimate of the contingent tax liability of the Company to the Commonwealth of Massachusetts for calendar years 1987 through 1989, excluding deferred revenue under trade and barter agreements, accrued interest payable, the current portion of the Company's long-term indebtedness and excess income tax reserves.

                    (b) Indebtedness Adjustment. The Merger Consideration shall be (i) decreased by the amount by which the aggregate amount of the Company's outstanding long-term indebtedness for money borrowed plus interest accrued thereon determined in accordance with GAAP (the "Indebtedness") as of the Closing Date exceeds the Target Debt Amount; or (ii) increased by the amount by which the Indebtedness of the Company as of the Closing Date is less than the Target Debt Amount. The "Target Debt Amount" shall mean the amount of Eighty-Five Million Dollars ($85,000,000). Notwithstanding the foregoing, for purposes of this SECTION 3.3 and SECTION 3.8 only, the Indebtedness shall not include any amounts owing to AmSouth Bank of Alabama pursuant to that certain Loan Agreement dated as of February 22, 1996 between NewCity Communications of Alabama, Inc. and AmSouth Bank of Alabama (the "Birmingham Loan Agreement").

                    (c) The Merger Consideration, as adjusted pursuant to paragraphs (a) and (b) shall be the "Adjusted Merger Consideration." To the extent that the Adjusted Merger Consideration exceeds or is less than the Merger Consideration taking into account the adjustments described in paragraphs (a) and (b) of this SECTION 3.3, the payment per share described in
SECTION 3.2(A), (B) and (C) shall be adjusted accordingly.

                    (d)      Adjustment Procedures.

                             (i)     Not later than five (5) Business Days
before the Closing Date, the Company shall prepare and deliver to Parent a closing statement of the Company (the "Estimated Closing Statement"), in the form attached as EXHIBIT C, which shall set forth (A) the Company's best estimate of the Working Capital of the Company as of the Closing Date (including without limitation an estimate of those adjustments set forth in SECTION 3.8(B)(5), (6) AND (7)), and (B) the Company's best estimate of the Indebtedness as of the Closing Date. Subject to the provisions of this SECTION 3.3(D), the Estimated Closing Statement shall be prepared in accordance with GAAP and shall fairly present the Company's best estimate of the current assets and current liabilities (as described in SECTION 3.3(A)) of the Company as of the Closing Date. Accounts receivable shall be valued consistent with the Company's past practices.

                             (ii)  Parent may object to such Estimated Closing
Statement by written notice provided to the Company within three Business Days after receipt thereof. In the event of a dispute between the Company and Parent as to any matter set forth in this SECTION 3.3(D), as of the Closing, any amounts in dispute in respect of the Estimated Closing Statement shall be deposited in the Adjustment Escrow Fund (as defined below) in addition to the amount required to be deposited in such Fund under SECTION 3.9(B), to be held by the Closing Escrow Agent until the resolution of such dispute in accordance with SECTION 3.8.

         3.4 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, any issued and outstanding share of Class A Common Stock, Class B Common Stock, or Convertible Preferred Stock held by a Selling Stockholder who objects to the Merger and complies with all of the provisions of the DGCL concerning the right of holders of Class A Common Stock, Class B Common Stock and Convertible Preferred Stock to dissent from the Merger and require appraisal of his shares of Class A Common Stock, Class B Common Stock and Convertible Preferred Stock ("Dissenting Shareholder") shall not be redeemed as described in SECTION 3.2, but instead shall become the right to receive such consideration as may be determined to be due to such Dissenting Shareholder pursuant to the DGCL; provided, however, that each share of Class A Common Stock, Class B Common Stock, and Convertible Preferred Stock issued and outstanding immediately prior to the Effective Time of the Merger and held by a Dissenting Shareholder ("Dissenting Shares") who shall, after the

Effective Time of the Merger, withdraw his demand for appraisal or lose his right of appraisal, in either case pursuant to the DGCL, shall be deemed to be redeemed as of the Effective Time of the Merger in exchange for the Class A Common Merger Consideration, the Class B Common Merger Consideration, or the Convertible Preferred Merger Consideration as the case may be. The Company shall give Parent (i) prompt notice of any written demands for appraisal of shares of Class A Common Stock, Class B Common Stock, or Convertible Preferred Stock received by the Company, and (ii) the opportunity to direct all negotiations and proceedings with respect to any such demands. The Company shall not, without the prior written consent of Parent, voluntarily make any payment with respect to, or settle, or offer to settle or otherwise negotiate, any such demands.

         3.5        Payment.

                    (a) Pursuant to an agreement in form and substance reasonably acceptable to the Company to be entered into prior to the Effective Time between Parent and The Bank of New York (the "Disbursing Agent"), one day prior to the Effective Time, Parent or Sub shall make available to the Disbursing Agent the aggregate amount in cash of the Adjusted Merger Consideration. Immediately after Parent or Sub makes available to the Disbursing Agent the cash referred to in the preceding sentence, the Sub and the Company shall file the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the provisions of the DGCL.

                    (b) Seven days prior to the Closing Date, the Company shall cause the Disbursing Agent to send a notice and a letter of transmittal to each holder of certificates representing shares of Class A Common Stock, Class B Common Stock or Convertible Preferred Stock advising such holder of the anticipated Closing Date of the Merger and the procedure for surrendering to the Disbursing Agent such certificates for redemption and that delivery shall be effected, and risk of loss and title to the shares of Class A Common Stock, Class B Common Stock or Convertible Preferred Stock shall pass, only upon proper delivery to the Disbursing Agent of the certificates for the shares of Class A Common Stock, Class B Common Stock or Convertible Preferred Stock and a duly executed letter of transmittal and any other required documents of transfer. Each holder of certificates theretofore evidencing shares of Class A Common Stock, Class B Common Stock, or Convertible Preferred Stock upon surrender thereof to the Disbursing Agent together with such letter of transmittal (duly executed) and any other required documents of transfer, shall be entitled to receive as of the Effective Time in exchange therefor the amounts payable with respect to such stock pursuant to SECTION 3.2 hereof.
Upon such surrender, the Disbursing Agent shall promptly pay such amounts (less any amount required to be withheld under applicable law) in accordance with the instructions set forth in the related letter of transmittal, and the certificates so surrendered shall promptly be canceled. After the Effective Time and until surrendered, certificates formerly evidencing shares of Class A Common Stock, Class B Common Stock or Convertible Preferred Stock (other than Dissenting Shares) shall be deemed for all purposes to evidence only the right to receive payment pursuant to SECTION 3.2 hereof or, in the case of Dissenting Shares, the fair value of such Dissenting Shares. No interest shall accrue or be paid on any cash payable upon the surrender of certificates which immediately prior to the Effective Time represented outstanding shares of Class A Common Stock, Class B Common Stock, or Convertible Preferred Stock (other than Dissenting Shares in accordance with the DGCL).

                    (c) If the amount payable to a Selling Stockholder pursuant to SECTION 3.2 hereof is to be delivered to a Person other than the Person in whose name the certificates surrendered in exchange therefor are registered, it shall be a condition to the payment of such amount that the certificates so surrendered shall be properly endorsed or accompanied by appropriate stock powers and otherwise in proper form for transfer, that such transfer otherwise be proper and that the Person requesting such transfer pay to the Disbursing Agent any transfer or other taxes payable by reason of the foregoing or establish to the satisfaction of the Disbursing Agent that such taxes have been paid or are not required to be paid.

                    (d) Unless required otherwise by applicable law, any portion of the amount payable under SECTION 3.2 and SECTION 3.8 hereof which remains undistributed to holders of shares of Class A Common Stock, Class B Common Stock or Convertible Preferred Stock six (6) months after the Effective Time shall be delivered by the Disbursing Agent to the party who provided such funds to the Disbursing Agent and any holders of such stock who have not theretofore complied with the provisions of this Article III shall thereafter look only to Parent for payment of any amounts to which they are entitled pursuant to this Article III. Neither Parent nor the Disbursing Agent shall be liable to any holder of shares of Class A Common Stock, Class B Common Stock or Convertible Preferred Stock for any cash held by Parent or the Disbursing Agent for payment pursuant to this Article III delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

         3.6 No Further Rights. From and after the Effective Time, holders of certificates theretofore evidencing shares of Class A Common Stock, Class B Common Stock or Convertible Preferred Stock shall cease to have any rights as stockholders of the Company, except as provided herein or by law.

         3.7 Closing of the Company's Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of any shares of Class A Common Stock, Class B Common Stock or Convertible Preferred Stock shall be made thereafter. If after the Effective Time, certificates for shares of the Class A Common Stock, Class B Common Stock or Convertible Preferred Stock are presented to Parent or the Surviving

Corporation, they shall be canceled and exchanged for Class A Common Merger Consideration, Class B Common Merger Consideration or Convertible Preferred Merger Consideration, as the case may be, subject to applicable law in the case of Dissenting Shares.

         3.8 Final Adjustment of Merger Consideration. The Adjusted Merger Consideration shall be subject to further adjustment after the Closing as provided in this SECTION 3.8:

                    (a) No more than ninety (90) days after the Closing Date, Parent shall prepare and deliver to Stockholders' Agent a final closing statement of the Company, prepared on a basis consistent with the accounting standards used for the preparation of the Estimated Closing Statement, and in the form of the Estimated Closing Statement (the "Final Closing Statement") which shall, based upon the books and records of the Company, set forth (i) the actual Working Capital of the Company as of the Closing Date (the "Final Working Capital"), and (ii) the actual Indebtedness of the Company as of the Closing Date (the "Final Debt Amount").

                    (b) The Adjusted Merger Consideration shall be adjusted dollar for dollar as follows:

                             (1)     increased if and to the extent the
Indebtedness as estimated in accordance with SECTIONS 3.3(B) and 3.3(D) exceeds the Final Debt Amount; and

                             (2)     decreased if and to the extent the Final
Debt Amount exceeds the Indebtedness as estimated in accordance with SECTIONS 3.3(B) and 3.3(D); and

                             (3)     increased if and to the extent the Final
Working Capital exceeds the Working Capital estimated in accordance with SECTIONS 3.3(A) and 3.3(D); and

                             (4)     decreased if and to the extent the Working
Capital estimated in accordance with SECTIONS 3.3(A) and 3.3(D) exceeds the Final Working Capital; and

                             (5)     decreased by the sum of the adjustments
set forth in SECTIONS 3.8(E), 8.7 AND 10.3;

                             (6)     increased by the amount owed by Parent to
the Company pursuant to SECTION 8.17(B); and

                             (7)     increased or decreased, as appropriate, by
the amount set forth in SECTION 8.3.

                    (c) In the event that the Adjusted Merger Consideration shall have been increased, Parent shall pay the amount of such adjustment at the direction of the Stockholders' Agent by wire transfer of same day funds within two Business Days of the final determination of the Final Closing Statement as described in SECTION 3.8(E).

                    (d) In the event that the Adjusted Merger Consideration shall have been decreased, Parent shall deliver written notice to the Closing Escrow Agent (as defined below) and the Stockholders' Agent, specifying the amount of such decrease of the Adjusted Merger Consideration, and the Closing Escrow Agent shall, within two Business Days of its receipt of such notice and in accordance with the terms of the Closing Escrow Agreement, pay such amount to Parent out of the Adjustment Escrow Fund (as defined in the Closing Escrow Agreement) by wire transfer in same day funds. In the event that the Adjustment Escrow Fund is insufficient to cover the amount of such decrease, then the Closing Escrow Agent shall distribute the entire Adjustment Escrow Fund to Parent as provided above and the Closing Escrow Agent shall, in accordance with the terms of the Closing Escrow Agreement, pay any shortfall to Parent out of the Indemnity Escrow Fund (as defined in the Closing Escrow Agreement) by wire transfer in same day funds. In the event that the amount of funds in the Adjustment Escrow Fund exceeds the amount of the decrease of the Adjusted Merger Consideration, the Closing Escrow Agent shall, after paying the amount of such decrease to Parent, pay the remaining amount of funds in the Adjustment Escrow Fund to the Selling Stockholders in accordance with the Closing Escrow Agreement.

                    (e) The Stockholders' Agent may object to the Final Closing Statement by written notice provided to Parent within four Business Days after receipt thereof. In the event of a dispute between the Selling Stockholders and Parent, as to any matter set forth in SECTION 3.8(A), the Selling Stockholders and Parent shall use all reasonable efforts to resolve any such dispute, and shall provide the other party with access to and the right to copy any books and records in its possession relating to determination of the final adjustments. If a final resolution is not obtained within thirty (30) days after the Final Closing Statement is delivered to the Stockholders' Agent, any remaining dispute shall be resolved by a nationally recognized firm of independent public accountants, as shall be mutually agreed upon by the Stockholders' Agent and Parent. Such accounting firm may use such auditing procedures as it may deem appropriate and the decision of such accounting firm shall be binding and conclusive upon the parties. The fees and expenses of such accounting firm shall be borne one-half by the Selling Stockholders (by a decrease to the Adjusted Merger Consideration in accordance with SECTION 3.8(B)) and one-half by Parent.

                    (f) Any payments required to be made pursuant to SECTIONS 3.8(C) or (D) shall bear interest from the Closing Date through the date of payment at the rate publicly announced by The Bank of New York or any successor thereto from time to time as its base rate.

         3.9        Escrow Agreement.

                    (a) On the Closing Date, the Stockholders' Agent, Parent and The Bank of New York as escrow agent (the "Closing

Escrow Agent") shall enter into a Closing Escrow Agreement substantially in the form of EXHIBIT D hereto.

                    (b) In accordance with the terms of the Closing Escrow Agreement, and if the Closing occurs on the last day of a calendar month, at the Closing Parent shall deposit as a credit to the Merger Consideration an amount equal to Two Hundred Fifty Thousand Dollars ($250,000). If the Closing occurs on any other day of a calendar month, at the Closing Parent shall deposit with the Closing Escrow Agent as a credit to the Merger Consideration an amount equal to Five Hundred Thousand Dollars ($500,000). In either case, the amount of $250,000 or $500,000 is referred to herein as the "Adjustment Escrow Amount."

                    (c) In accordance with the terms of the Closing Escrow Agreement, at the Closing, Parent shall deposit with the Closing Escrow Agent an amount equal to Four Million Dollars ($4,000,000) (the "Indemnity Escrow Amount" and together with the "Adjustment Escrow Amount" the "Closing Escrow Amount").

                    (d) The Closing Escrow Agent shall maintain the Adjustment Escrow Amount and the Indemnity Escrow Amount in two separate accounts to be managed and paid out by the Closing Escrow Agent in accordance with the terms of the Closing Escrow Agreement.

         3.10 Conversion of the Shares of Sub. On the Closing Date, each share of the Common Stock of Sub held by Parent shall be converted into and represent 100 shares of the Common Stock of the Surviving Corporation.

                                   ARTICLE IV
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company represents and warrants to Parent and Sub that:

         4.1 Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and each Subsidiary of the Company is a corporation duly organized, validly existing and in good standing under the laws of the States of Delaware, Connecticut or Oklahoma. The Company and each of its Subsidiaries has the requisite corporate power and authority to carry on its business as it is now being conducted and is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified will not have a Material Adverse Effect. SCHEDULE 4.1 includes a list of the Company's Subsidiaries. At the Closing, the Company shall deliver to Parent and Sub a complete and correct copy of the Certificates of Incorporation and By-laws or comparable organizational documents, each as amended to the Closing Date, of the Company and each of its Subsidiaries.

         4.2        Capitalization.

                    (a) The authorized capital stock of the Company consists of 500,000 shares of Class A Common Stock, 700,000 shares of Class B Common Stock, 8,000 shares of Convertible Preferred Stock, 6,000 shares of Redeemable Preferred Stock and 30,000 shares of Preferred Stock. As of the date hereof, 262,000 shares of Class A Common Stock, 166,817 shares of Class B Common Stock, 8,000 shares of Convertible Preferred Stock and 6,000 shares of Redeemable Preferred Stock are validly issued and outstanding, fully paid and nonassessable. As of the date hereof, there are no bonds, debentures, notes or other indebtedness issued or outstanding having general voting rights under ordinary circumstances. As of the date hereof, except as disclosed on SCHEDULE 4.2, and except for (i) stock options to acquire 3,534 shares of Class B Common Stock (the "Stock Options"), (ii) the conversion rights of holders of the Convertible Preferred Stock, and (iii) as contemplated by this Merger Agreement, there are no options, warrants, calls or other rights, agreements or commitments presently outstanding obligating the Company to issue, deliver or sell shares of its capital stock, or obligating the Company to grant, extend or enter into any such option, warrant, call or other such right, agreement or commitment.

                    (b) Except as disclosed on SCHEDULE 4.2, all the outstanding shares of capital stock of each Subsidiary of the Company are validly issued, fully paid and nonassessable and owned by the Company or by a wholly-owned Subsidiary of the Company, free and clear of any lien, charge, security interest, pledge, or encumbrance of any kind or nature (any of the foregoing being a "Lien"). There are no existing options, warrants, calls or other rights, agreements or commitments of any character relating to the sale, issuance or voting of any shares of the issued or unissued capital stock of any of the Subsidiaries of the Company which have been issued, granted or entered into by the Company or any of its Subsidiaries.

                    (c) Except for the capital stock of its Subsidiaries and except for the ownership interests set forth on SCHEDULE 4.2, the Company does not own, directly or indirectly, any capital stock or other ownership interest in any corporation, partnership, joint venture or other entity.

         4.3 Authority Relative to This Merger Agreement. The Company has the necessary corporate power and authority to execute and deliver this Merger Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Merger Agreement and the consummation of the transactions contemplated hereby by the Company have been duly and validly authorized and approved by the Company's Board of Directors and except for the approval of the holders of the Redeemable Preferred Stock, the Convertible Preferred Stock, the Class A Common Stock and the Class B Common Stock, no other corporate or stockholder proceedings on the part of the Company are necessary to authorize or approve this Merger Agreement or to consummate the transactions contemplated hereby. This Merger Agreement has been duly executed and delivered by the Company, and assuming its due authorization, execution and delivery by Parent and Sub, constitutes the valid and binding obligation of the Company enforceable against the Company in accordance with its terms except as such enforceability may be limited by general principles of equity or principles applicable to creditors' rights generally. The Company has delivered to Parent and Sub a certified copy of the minutes of the meetings of the Board of Directors of the Company at which the execution and delivery of this Merger Agreement and the transactions contemplated hereby were authorized and approved.

         4.4        No Conflicts, Required Filings and Consents.

                    (a) Except as disclosed on SCHEDULE 4.4, none of the execution and delivery of this Merger Agreement by the Company, the consummation by the Company of the transactions contemplated hereby, or compliance by the Company with any of the provisions hereof, will (i) conflict with or violate the Certificate of Incorporation or By-laws of the Company or the comparable organizational documents of any of the Company's Subsidiaries,
(ii) subject to receipt or filing of the required Consents referred to in
SECTION 4.4(B), result in a violation of any statute, ordinance, rule, regulation, order, judgment or decree applicable to the Company or any of its Subsidiaries, or by which any of them or any of their respective properties or assets may be bound or affected, or (iii) result in a violation or breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Lien on any of the property or assets of the Company or any of the Company's Subsidiaries, any of the foregoing referred to in clause (ii) or this clause
(iii) being a "Violation" pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties or assets is bound or affected that involves a payment by the Company or any of its Subsidiaries of Fifty Thousand Dollars ($50,000) or more on an annual basis, except in the case of the foregoing clauses (ii) and (iii) for any such Violation which would not have a Material Adverse Effect.

                    (b) None of the execution and delivery of this Merger Agreement by the Company, the consummation by the Company of the transactions contemplated hereby or compliance by the Company with any of the provisions hereof will require any consent, waiver, license, approval, authorization, order or permit of, or registration or filing with, or notification to (any of the foregoing being a "Consent"), any government or subdivision thereof, domestic, foreign, multinational, or any administrative, governmental, or regulatory authority, agency, commission, court, tribunal or body, domestic, foreign or multinational (a "Governmental Entity"), except for (i) the filing of the Certificate of Merger pursuant to the DGCL, (ii) compliance with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (iii) such filings as may be required in connection with the taxes described in SECTION 8.7, and (iv) Consents from the FCC in connection with the transfer of control of the FCC licenses applicable to the Company's radio broadcast operations (such licenses being referred to herein collectively as the "FCC Licenses," and such consents, without the requirement of obtaining a Final Order, being referred to herein collectively as the "FCC Consents"), and
(v) Consents the failure of which to obtain would not have a Material Adverse Effect.

         4.5        Reports and Financial Statements.

                    (a) The audited consolidated balance sheets as of December 31, 1995 and 1994 and the related consolidated statements of operations, stockholders' deficiency and cash flows for each of the years ended December 31, 1995 and 1994 (including the related notes and schedules thereto) of the Company, true and complete copies of which have previously been delivered to Parent (the "Audited Financial Statements"), present fairly, in all material respects, the consolidated financial position, and the consolidated results of operations and cash flows of the Company and its consolidated Subsidiaries as of the dates or for the periods presented therein in conformity with GAAP applied on a consistent basis during the periods involved except as otherwise noted therein, including in the related notes.

                    (b) The unaudited consolidating and consolidated balance sheets and the related consolidating and consolidated statements of operations and consolidated cash flows of the Company for the period ended May 31, 1996 (the "Interim Financial Statements"), true and complete copies of which have previously been delivered to Parent, have been prepared in accordance with GAAP consistently applied as to both the consolidated and separate operating entities for Interim Financial Statements and on a basis consistent with the Audited Financial Statements except for year-end adjustments for interest, general, administrative and overhead expenses of the Company and the allocation thereof among its Subsidiaries. The Interim Financial Statements present fairly, in condensed or summary form in all material respects, the consolidated financial position, results of operations and cash flows of the Company and its consolidated Subsidiaries as of the dates and for the periods presented therein; subject, however, to the absence of footnotes which otherwise would be required under GAAP. All appropriate adjustments are reflected in the Interim Financial Statements.

                    (c) Except as disclosed in the Company's Audited Financial Statements or in the Interim Financial Statements or as otherwise disclosed on SCHEDULE 4.5 as of the date hereof, neither the Company nor any of its Subsidiaries has any liabilities or any obligations of any nature whether accrued, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet of the Company and its Subsidiaries (including the notes thereto), except for liabilities or obligations incurred in the ordinary course of business since December 31, 1995. The accounting methods, practices and procedures employed at each of the Subsidiaries of the Company in the preparation of the Audited Financial Statements and the Interim Financial Statements have been applied on a basis consistent with the Company's past practices.

         4.6 Litigation. Except as disclosed on SCHEDULE 4.6, there is no suit, action or proceeding pending or, to the knowledge of the Company, threatened, against or affecting the Company or any of its Subsidiaries that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, nor is there any judgment, decree, injunction or order of any Governmental Entity or arbitrator outstanding against the Company or any of its Subsidiaries, having, or which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

         4.7 Absence of Certain Changes or Events. Except as disclosed on SCHEDULE 4.7, since December 31, 1995, the Company has conducted its business only in the ordinary course, and there has not been

                    (i) any change that could reasonably be expected to have a Material Adverse Effect, as defined below, other than changes relating to or arising from general economic, market or financial conditions or generally affecting the industries in which the Company operates,

                    (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of the Company's capital stock, or, except in connection with the Stock Options, any redemption, purchase or other acquisition of its capital stock,

                    (iii) any split, combination or reclassification of any of the Company's capital stock or, except with respect to the Stock Options or with respect to the conversion of the Convertible Preferred Stock, any issuance, or the authorization of any other securities in respect of, in lieu of or in substitution for shares of the Company's capital stock,

                    (iv) except as previously disclosed to Parent and Sub, any granting by the Company or any of its Subsidiaries to any employee of the Company of any increase in compensation, except in the ordinary course of business or as required under employment agreements in effect as of or prior to the date of this Merger Agreement,

                    (v) any granting by the Company or any of its Subsidiaries to any such employee of any increase in severance or termination pay, except as required under employment agreements in effect as of or prior to the date of this Merger Agreement,

                    (vi) any entry by the Company or any of its Subsidiaries into any employment, severance or termination agreement with any such employee, except in the ordinary course of business,

                    (vii) any damage, destruction or loss, whether or not covered by insurance, that could reasonably be expected to have a Material Adverse Effect, or

                    (viii) any change in accounting methods, principles or practices by the Company or any of its Subsidiaries materially affecting their respective assets, liabilities or business, except insofar as may have been required by a change in GAAP.

         4.8 Employee Matters. SCHEDULE 4.8 lists the names and current annual salary or hourly rates of pay of all employees of the Company and its Subsidiaries, which list includes for each such person the amounts paid or payable as base salary and such list identifies each Company Benefit Plan or Compensation Arrangement, as defined below, which provides benefits to such employees. SCHEDULE 4.8 lists each Company Benefit Plan and each Compensation Arrangement. The Company has provided to Parent true and complete copies of all written, and descriptions of any unwritten Company Benefit Plans and Compensation Arrangements (or related insurance policies) and any amendments thereto, along with copies of any employee handbooks or similar documents describing such Company Benefit Plans and Compensation Arrangements and copies of any employment agreements. Except as set forth on SCHEDULE 4.8, neither the Company nor any Subsidiary is a party to any written or oral contract of employment with any employee, other than oral employment agreements terminable at will without penalty. The Company and its Subsidiaries are not subject to or bound by any labor agreement or collective bargaining agreement (other than employment contracts disclosed on SCHEDULE 4.8). There is no labor dispute, grievance, controversy, strike or request for union representation pending or threatened against the Company or its Subsidiaries relating to or materially affecting the business or operations of the Company or any of its Subsidiaries and, to the knowledge of the Company or any of its Subsidiaries, there has been no occurrence of any events which would give rise to any material labor dispute, controversy, strike or request for representation. Except as disclosed on SCHEDULE 4.8, neither the Company nor any Subsidiary is a party to or has in effect any Company Benefit Plan or Compensation Arrangement, and there are no Company Benefit Plans or Compensation Arrangements which shall become effective after the date of this Merger Agreement.

         For purposes of this Merger Agreement:

                             (i)     the term "Company Benefit Plan" shall mean
any plan, program or arrangement, whether or not written, that is or was an "employee benefit plan" as such term is defined in Section 3 (3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and
(a) which was or is established or maintained by the Company or any ERISA Affiliate; (b) to which either the Company or any ERISA Affiliate contributed or were obligated to contribute or to fund or provide benefits; or (c) which provides or promises benefits to any person who performs or who has performed services for the Company or any ERISA Affiliate and because of those services is or has been (A) a participant therein or (B) entitled to benefits thereunder;

                             (ii)  the term "Compensation Arrangement" shall
mean any plan or compensation arrangement other than a Company Benefit Plan, whether written or unwritten, which provides to employees, former employees, officers, directors or shareholders of the Company or any ERISA Affiliate any compensation or other benefits, whether deferred or not, in excess of base salary or wages (excluding overtime pay), including, but not limited to, any bonus or incentive plan, stock rights plan, employee stock ownership plan, deferred compensation arrangement, life insurance, stock purchase plan, severance pay plan and any other perquisites and employee fringe benefit plan;

                             (iii)  the term "ERISA Affiliate" shall mean any
corporation, partnership, sole proprietorship or other entity related to the Company or any Subsidiary within the meaning of Sections 414(b), (c), (m) or
(o) of the Code.

         4.9        ERISA.

                    (a) All Company Benefit Plans have been administered without material exception in accordance with their terms and with the applicable provisions of ERISA and the Internal Revenue Code of 1986, as amended (the "Code"). Each of the Company Benefit Plans which is intended to meet the requirements of Section 401(a) of the Code, and each amendment thereto, is the subject of a favorable determination letter, and no plan amendment that is not the subject of a favorable determination letter would adversely affect the validity of any Company Benefit Plan's letter. No Company Benefit Plan is a "multiemployer plan" within the meaning of Section 3(37) of ERISA. No Company Benefit Plan is subject to Title IV of ERISA or Section 412 of the Code. Neither the Company nor any of its Subsidiaries has engaged in any non-exempt "prohibited transactions," as such term is defined in Section 4975 of the Code or Section 406 of ERISA, involving the Company Benefit Plans which would subject the Company or its Subsidiaries to any material penalty or tax imposed under Section 502(i) of ERISA or Section 4975 of the Code. Neither the Company nor any of its Subsidiaries has made a complete or partial withdrawal, within the meaning of Section 4201 of ERISA, from any multiemployer plan which has resulted in, or is reasonably expected to result in, any withdrawal liability to the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has engaged in any transaction described in
Section 4069 of ERISA within the last five years.  Except as disclosed on

SCHEDULE 4.9, neither the execution and delivery of this Merger Agreement nor the consummation of the transactions contemplated hereby will (i) result in any material payment (including, without limitation, severance, unemployment compensation or golden parachute) becoming due to any director or employee of the Company, (ii) materially increase any benefits otherwise payable under any Company Benefit Plan or Compensation Agreement or (iii) result in the acceleration of the time of payment or vesting of any such benefits to any material extent. No Company Benefit Plan is a multiple employer welfare arrangement as defined in ERISA Section 3(40).

                    (b) Except as disclosed on SCHEDULE 4.9, the Company and its Subsidiaries, as applicable, have: (i) filed or caused to be filed all returns and reports on the Company Benefit Plans that they are required to file; and (ii) paid or made adequate provision for all fees, interest, penalties, assessments or deficiencies that have become due pursuant to those returns or reports or pursuant to any assessment or adjustment that has been made relating to those returns or reports. All other material fees, interest, penalties and assessments that are payable by or for the Company or any of its Subsidiaries have been timely reported, fully paid and discharged. There are no material unpaid fees, penalties, interest or assessments due from the Company or any of its Subsidiaries with respect to any Company Benefit Plan.

                    (c) The Company and its Subsidiaries are not aware of the existence of any governmental audit or examination of any Company Benefit Plan or Compensation Arrangement or of any facts which would lead the Company and its Subsidiaries to believe that any such audit or examination is pending or threatened. There exists no action, suit or claim (other than routine claims for benefits) with respect to any Company Benefit Plan or Compensation Arrangement pending or, to the knowledge of the Company and its Subsidiaries, threatened against any of such plans or arrangements, and the Company and its Subsidiaries do not have knowledge of any facts which could give rise to any such action, suit or claim.

                    (d) Except as disclosed on SCHEDULE 4.9, neither the Company nor any ERISA Affiliate sponsors, maintains or contributes to any Company Benefit Plan or Compensation Arrangement that provides medical or life insurance coverage to retirees or other former employees of the Company or any of its Subsidiaries.

                    (e) SCHEDULE 4.9 contains a complete and accurate list of all qualified beneficiaries, as defined under Section 4980B of the Code, who currently are covered by the Company's or any Subsidiary's group health plan, and the Company and each of its Subsidiaries agrees to provide to Parent, at the Closing, an updated list of qualified beneficiaries as of the Closing Date.

                    (f) SCHEDULE 4.9 contains a complete and accurate list of all qualified domestic relations orders, as defined in Section 414(p) of the Code, which affect benefits under any Company Benefit Plan.

                    (g) Neither the Company nor any of its Subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code.

                    (h) Fewer than fifty full-time employees are employed by the Company and its Subsidiaries at the Company's corporate headquarters in the Bridgeport, Connecticut metropolitan area.

         4.10       Taxes.  Except as set forth in SCHEDULE 4.10:

                    (a) For purposes of this Agreement, "Tax" (and, with correlative meaning, "Taxes") means all federal, state, local or foreign income, gross receipts, windfall profits, severance, property, production, sales, use, license, excise, franchise, capital, transfer, employment, withholding and other taxes and assessments, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties; and "Tax Returns" means all federal, state, local and foreign income and franchise Tax returns and Tax reports (including any attached schedules) and other Tax statements and other similar filings required to be filed, including any information return, claim for refund, amended return, extension or declaration of estimated Tax.

                    (b) The Company and each of its Subsidiaries have duly and timely filed all Tax Returns required to be filed by them, either on a separate, combined or consolidated basis, and the Company has delivered to Parent true and complete copies of all of the Tax Returns of the Company and its Subsidiaries.

                    (c) The Company and its Subsidiaries have paid or, prior to the Effective Time will pay, all Taxes that are due and payable or required to be withheld by them, including Taxes for which no Tax Return was required to be filed, and all Taxes claimed to be due by any federal or state taxing authority (except to the extent such Taxes are being contested in good faith by appropriate proceedings and a reserve or other appropriate provision as required in conformity with GAAP has been made in the Audited Financial Statements). The Company and its Subsidiaries have paid or made adequate reserve or other appropriate provision as required in accordance with GAAP in the Audited Financial Statements of the Company for all material Taxes payable in respect of all periods ending on or prior to December 31, 1995. Any unpaid Taxes of the Company and its Subsidiaries relating to all periods ending on or prior to the Closing Date and not reflected on the Audited Financial Statements of the Company will be included or recorded as a current liability or properly reserved against in the Estimated Closing Statement.

                    (d) Neither the Company nor any of its Subsidiaries has waived or been requested to waive any statute of limitations in respect of Taxes.

                    (e) Except as disclosed on SCHEDULE 4.10, no material issues have been raised (and are currently pending) by any taxing authority in connection with any of the Tax Returns referred to in SECTION 4.10(B) and all material deficiencies asserted or assessments made as a result of any examinations by taxing authorities have been paid in full.

                    (f) The Company and each of its Subsidiaries have filed their federal income tax returns as a member of an affiliated group (as defined in Section 1504(a) of the Code) of which the Company is the common parent (the "Company Consolidated Group"). Neither the Company nor any of its Subsidiaries has been a member of any other affiliated group.

                    (g) Except as disclosed on SCHEDULE 4.10, neither the Company nor any of its Subsidiaries has any liability for Taxes, whether currently due or deferred, of any entity or person (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state or local law),
(ii) as a transferee or successor, (iii) by contract, or (iv) otherwise.

                    (h) No consent under Section 341(f) of the Code has ever been filed with respect to any of the Company Consolidated Group. Neither the Company nor any of its Subsidiaries will be required to include any amount in its income or exclude any amount from its deductions in any taxable period ending after the Closing Date by reason of a change in method of accounting or use of the installment method of accounting in any period ending on or prior to the Closing Date.

                    (i) Neither the Company nor any of its Subsidiaries is, and for the five years preceding the Closing Date has not been, a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code.

                    (j)      SCHEDULE 4.10 includes a summary setting forth:
(i) the tax basis of the assets of the Company and its Subsidiaries as of December 31, 1995 and estimated as of December 31, 1996; (ii) the net operating loss carryover, general business credit carryover, alternative minimum tax carryover and capital loss carryover of the Company Consolidated Group available for federal, state and local income tax purposes as of December 31, 1995 and estimated as of December 31, 1996; (iii) all federal, state and local tax elections in effect for the Company Consolidated Group as of December 31, 1995 and (iv) the Company's basis including the earnings and profits (and any adjustment required by Section 1503(e) of the Code) and excess loss accounts, if any, in the stock of each Subsidiary as of December 31, 1995 and estimated as of December 31, 1996.

                    (k) The aggregate basis of "3-year property," "5-year property," "7-year property,", "10-year property," "15-year property," and "nonresidential real property" (each as defined in Section 168 of the Code) of the Company and its Subsidiaries for their taxable year ending on December 31, 1996 is estimated to be not less than the following:

                 3-year property                   $__________
                 5-year property                   $__________
                 7-year property                   $__________
                 10-year property                  $__________
                 15-year property                  $__________
                 Nonresidential real property      $__________

                    (l)      The aggregate net operating loss carryover under
Section 172 of the Internal Revenue Code of the Company Consolidated Group for the taxable year ending on December 31, 1996 is estimated to be not less than $__________.

                    (m) Within 60 days of the date of this Merger Agreement, the Company shall deliver to Parent an updated SCHEDULE 4.10 including the information set forth in paragraphs (j), (k) and (l) above.

         4.11 State Takeover Statutes. The Board of Directors of the Company has approved the Merger and this Merger Agreement, and such approval is sufficient to render inapplicable to the Merger, this Merger Agreement, and the transactions contemplated by this Merger Agreement, the provisions of Section 203 of DGCL. To the Company's knowledge, no other state takeover statute or similar statute or regulation, applies or purports to apply to the Merger, this Merger Agreement, or any of the transactions contemplated by this Merger Agreement.

         4.12 Brokers. No broker or finder is entitled to any broker's or finder's fee in connection with the transactions contemplated by this Merger Agreement based upon arrangements made by or on behalf of the Company.

         4.13       Environmental Matters.  Except as set forth on SCHEDULE

                    (a) To the best knowledge of the Company and its Subsidiaries, the Company and each of its Subsidiaries have materially complied and are in material compliance with, and the Real Property is in material compliance with, all rules and regulations of the FCC, the Environmental Protection Agency and any other federal, state or local government authority pertaining to human exposure to RF radiation and all applicable rules and regulations of federal, state and local laws, including statutes, regulations, ordinances, codes, rules, as amended, relating to the discharge of air pollutants, water pollutants or process waste water or otherwise relating to the environment or Hazardous Materials or toxic substances including, but not limited to, the Federal Solid Waste Disposal Act, the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation and Recovery Act of 1976, the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, regulations of the Environmental Protection Agency, the Toxic Substance Control Act, regulations of the Nuclear Regulatory Agency, and regulations of any state department of natural resources or state environmental protection agency now in effect (the "Environmental Laws").

                    (b) None of the Company or its Subsidiaries is a party to any material litigation or administrative proceeding nor, to the knowledge of the Company and its Subsidiaries, is any material litigation or administrative proceeding threatened against the Company or any of its Subsidiaries, which in either case: (i) asserts or alleges that the Company or any of its Subsidiaries has violated any Environmental Laws; (ii) asserts or alleges that the Company or any of its Subsidiaries is required to clean up, remove or take remedial or other responsive action due to the disposal, depositing, discharge, leaking or other release of any wastes, substances, or materials (whether solids, liquids or gases) that under Environmental Laws are deemed hazardous, toxic, pollutants, or contaminants, including, without limitation, substances defined as "hazardous wastes," "hazardous substances," "toxic substances," "radioactive materials," or other similar designations in any Environmental Laws, including, but not limited to polychlorinated biphenyls
(PCBs), asbestos, lead-based paints, infectious wastes, radioactive materials and wastes and petroleum and petroleum products (including, without limitation, crude oil or any fraction thereof) ("Hazardous Materials"); or (iii) asserts or alleges that the Company or any of its Subsidiaries is required to pay all or a portion of the cost of any past, present or future cleanup, removal or remedial or other responsive action which arises out of or is related to the disposal, depositing, discharge, leaking or other release of any Hazardous Materials by the Company or any of its Subsidiaries.

                    (c) Except as set forth in the following sentence, to the best knowledge of the Company and its Subsidiaries, with respect to the time before the Company and its Subsidiaries owned or occupied any Real Property, no Person has caused or permitted Hazardous Materials to be stored, deposited, treated, recycled or disposed of on, under or at any Real Property owned, leased, used or occupied by the Company or any of its Subsidiaries, except in accordance with applicable Environmental Laws and except for such matters as have not had, and are not reasonably anticipated by any of the Company or its Subsidiaries to have a Material Adverse Effect. To the best knowledge of the Company and its Subsidiaries, if any Person owning or occupying the Real Property before the Company and its Subsidiaries caused or permitted Hazardous Materials to be stored, treated, recycled or disposed of on, under or at any Real Property, such condition has been remedied in compliance with Environmental Laws.

                    (d) There are not now, nor to the knowledge of the Company and its Subsidiaries have there previously been, tanks or other facilities on, under, or at the Real Property which contained any Hazardous Materials which, if known to be present in soils or ground water, would require cleanup, removal or some other remedial action under Environmental Laws.

                    (e) None of the Company or its Subsidiaries has received notice that it is subject to any judgment, order or citation related to or arising under any Environmental Laws or that it is named or listed as a potentially responsible party by any governmental body or agency in a matter related to or arising under any Environmental Laws.

                    (f) The operation of the Stations does not exceed the permissible levels of exposure to RF radiation specified in the FCC's applicable rules, regulations and policies concerning RF radiation.

                    (g) The Company and each of its Subsidiaries have been duly issued, and currently have and will maintain through the Closing Date, all permits, licenses, certificates and approvals required under any Environmental Law ("Environmental Permits"), except where the failure to have such Environmental Permits would not have a Material Adverse Effect. Except in accordance with the Environmental Permits, or as otherwise permitted by applicable laws, there has been no discharge by any of the Company or its Subsidiaries of any Hazardous Materials or any other material regulated by such permits, licenses, certificates or approvals, which would require remediation under the Environmental Laws.

         4.14       Contracts.

                    (a) SCHEDULE 4.14 lists all contracts, agreements, leases, arrangements, commitments or understandings, written or oral, expressed or implied to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their properties or assets is bound (the "Contracts") other than contracts for the sale of advertising time for cash at standard rates.

                    (b)      Except as set forth in SCHEDULE 4.14:

                             (1)     The Company and each of its Subsidiaries
have performed each material term, covenant and condition of each of the Contracts, and no material default on the part of the Company or any of its Subsidiaries, and to the knowledge of the Company and its Subsidiaries, any other party thereto, exists under any of the Contracts;

                             (2)     No event has occurred under any of the
Contracts which would constitute a material default thereunder on the part of the Company or any of its Subsidiaries and, to the knowledge of the Company and its Subsidiaries, any other party thereto but for the requirement that notice be given or time elapse or both;

                             (3)     Each of the Contracts: (i) is in full
force and effect, unimpaired by any acts or omissions of the Company or its Subsidiaries; (ii) constitutes the legal and binding obligation of, and is legally enforceable against, the Company and its Subsidiaries as applicable; and (iii) constitutes the legal and binding obligations of any other party thereto in accordance with its terms, except as enforcement of such Contracts may be limited by general principles of equity or principles applicable to creditors' rights generally;

                             (4)     The Company and its Subsidiaries have
furnished to Parent and Sub true and complete copies of all Contracts, including all amendments, modifications and supplements thereto; and

                             (5)     Set forth on SCHEDULE 4.14 is a list of
third party consents (other than Consents of Governmental Entities) required for the consummation of the Merger with consents marked with an asterisk designating consents that the Company shall be required to have obtained in order to satisfy the condition precedent to the Merger referred to in SECTION 9.3(F) (the "Required Consents"). Except to the extent that any such third party consents are not obtained, each Contract shall, on and after the Effective Time, continue in full force and without penalty or other adverse consequence.

         For purposes of this SECTION 4.14 only, the term "material default" shall mean any default which would allow the other party to such Contract to terminate such contract or accelerate any material amounts due thereunder.

         4.15 Tangible Personal Property. SCHEDULE 4.15 lists all items of tangible personal property used or useful in the business or operations of the Company and its Subsidiaries, other than property acquired or leased pursuant to trade and barter agreements with a value at the time of the acquisition thereof of at least Two Thousand Dollars ($2,000) (the "Personal Property"). All items of leased Personal Property listed in SCHEDULE 4.15 are marked with an asterisk. Except as disclosed on SCHEDULE 4.15, the Company or its Subsidiaries, as the case may be, have good title to, or valid leasehold interests in, all items of Personal Property free and clear of all Liens and all Personal Property is in working condition, ordinary wear and tear excepted, and is not in need of imminent repair or replacement.

         4.16       Intangible Property.

                    (a) SCHEDULE 4.16 lists (i) all copyrights and copyright applications owned by the Company or any of its Subsidiaries related to the Stations (the "Copyrights"); (ii) all trade names, trademarks, service marks, jingles, slogans, logos, trademark and service mark registrations and trademark and service mark applications owned, used, held for use, licensed by or leased by the Company or any of its Subsidiaries (the "Trademarks"), together with all of the rights of each of the Company and its Subsidiaries in and to the call letters for each Station, all rights to and goodwill in the name "NewCity Communications" or any logo, variation or derivation thereof, and all goodwill associated with any of such items (the "Intangible Property").

                    (b)      Except as set forth on SCHEDULE 4.16:

                             (1)     there are no claims, demands or
proceedings instituted, pending or, to the knowledge of any of the Company and its Subsidiaries, threatened by any third party pertaining to or challenging the right of the Company or any of its Subsidiaries to use any of the Intangible Property;

                             (2)     there are no facts which would render any
of the Intangible Property invalid or unenforceable;

                             (3)     there is no trademark, trade name, patent
or copyright owned by a third party which any of the Company and its Subsidiaries are using without license or other legal right to do so (which licenses, if any, constitute part of the Contracts); and

                             (4)     there are no royalty agreements (which
royalty agreements, if any, constitute part of the Contracts) between any of the Company or any of its Subsidiaries and any third party relating to any of the Intangible Property which provide for annual payments or receipts by any of the Company or any of its Subsidiaries of more than Five Thousand Dollars ($5,000) in the case of any single agreement and One Hundred Thousand Dollars ($100,000) in the aggregate.

         4.17       Real Property.

                    (a) SCHEDULE 4.17 lists all fee simple and leasehold interests in real property of the Company and its Subsidiaries including all buildings, improvements and fixtures thereon, together with all strips and gores, rights of way, easements, privileges and appurtenances pertaining thereto along with any right, title and interest of any of the Company or any of its Subsidiaries in and to any street adjoining any portion of the Real Property (the "Real Property").

                    (b)      Except as disclosed on SCHEDULE 4.17:

                             (1)     The Company or its Subsidiaries, as the
case may be, has good, valid and insurable fee simple absolute or leasehold interest in the Real Property. Attached to SCHEDULE 4.17 are all policies of title insurance currently existing in favor of each of the Company and its Subsidiaries, as applicable, with respect to the Real Property. Except for Permitted Liens and the items set forth on SCHEDULE 4.17, there are no material Liens, restrictions or encumbrances to title to any portion of the Real Property. The Company and its Subsidiaries have not subjected the Real Property to any material easements, rights, duties, obligations, covenants, conditions, restrictions, limitations or agreements not of record.

                             (2)     There is no pending condemnation or
similar proceeding affecting the Real Property or any portion thereof, and to the knowledge of any of the Company and its Subsidiaries, no such action is presently contemplated or threatened.

                             (3)     None of the Company or any of its
Subsidiaries has received any notice from any insurance company of any material defects or inadequacies in the Real Property or any part thereof which would materially and adversely affect the insurability of all or any portion of the Real Property or the premiums for the insurance thereof. None of the Company or any of its Subsidiaries has received any notice from any insurance company which has issued or refused to issue a policy with respect to any portion of the Real Property or by any board of fire underwriters (or other body exercising similar functions) requesting the performance of any material repairs, alterations or other work with which compliance has not been made.

                             (4)     There are no parties in possession of any
portion of the Real Property other than the Company or its Subsidiaries, as applicable, whether as lessees, tenants at will, trespassers or otherwise, except for lessees of transmission towers which do not impair the ability of the Company and its Subsidiaries to use such towers and which are disclosed on
SCHEDULE 4.17.

                             (5)     No zoning, building, environmental,
land-use, fire or other federal, state or municipal law, ordinance, regulation or restriction is violated by the continued maintenance, operation or use of the Real Property or any tract or portion thereof or interest therein in its present manner except for such violations which would not have a Material Adverse Effect. The current use of the Real Property and all parts thereof as aforesaid does not violate any restrictive covenants affecting the Real Property the violation of which would have a Material Adverse Effect.

                             (6)     There is no law, ordinance, order,
regulation or requirement now in existence, including, without limitation, any Environmental Law which would require any material expenditure to modify or improve any of the Real Property in order to bring it into compliance therewith.

                             (7)     The Real Property has adequate access to
dedicated and accepted public roads either directly or pursuant to perpetual easements, and there is no pending or, to the knowledge of any of the Company and its Subsidiaries, threatened governmental or other proceeding which would impair or curtail such access.

                             (8)     There are presently in existence water,
sewer, gas and/or electrical lines or private systems on the Real Property which are sufficient to serve adequately the current operations of each building or other facility located on the Real Property.

                             (9)     There are no material structural,
electrical, mechanical, plumbing, air conditioning, heating or other defects in the buildings located on the Real Property and the roofs of the building located on the Real Property are free from material leaks and in good condition.

         4.18 Undisclosed Liabilities. The Company and its Subsidiaries have no debt, liability or obligation whether accrued, absolute, contingent or otherwise, including, without limitation, any liability or obligation on account of Taxes or any governmental charges or penalty, interest or fines, except: (i) those liabilities reflected or disclosed in the Audited Financial Statements and the Interim Financial Statements; (ii) liabilities disclosed in
SCHEDULE 4.18 including any contingent liabilities; (iii) liabilities incurred in the ordinary course of business (other than contingent liabilities) since December 31, 1995; and (iv) liabilities incurred in connection with the transactions provided for in this Merger Agreement.

         4.19       Governmental Authorizations.

                    (a) Each of the Company and its Subsidiaries holds, and on the Closing Date each of the Company and its Subsidiaries will hold, regular and valid Licenses from the FCC to operate the Stations as currently operated in accordance with the terms of the FCC License for each main Station disclosed on SCHEDULE 4.19. Applications are pending at the FCC for the renewal of the FCC Licenses for Radio Station WWKA(FM), licensed to Orlando, Florida and Radio Station WCFB(FM), licensed to Daytona Beach, Florida. Each of the Company and its Subsidiaries has obtained all material qualifications, registrations, privileges, franchises, licenses, permits, approvals and authorizations required for each of the Company and each of its Subsidiaries to own and lease its properties and assets, to operate the Stations in the manner operated on the date hereof and to carry on the businesses of the Stations substantially as they are now conducted (the "Company Permits"). Except as listed on SCHEDULE 4.19, no action or proceeding is pending or, to the knowledge of the Company and its Subsidiaries, threatened before the FCC or any other governmental body to revoke, refuse to renew or modify such Licenses or other authorizations of any Station other than those requests for modification initiated and submitted by the Company or any of its

Subsidiaries, none of which is adverse. To the best knowledge of the Company and its Subsidiaries, the Company and its Subsidiaries are in compliance in all material respects with applicable laws and the terms of the Company Permits.
To the best knowledge of the Company and its Subsidiaries, except as disclosed on SCHEDULE 4.19, the business operations of the Company and its Subsidiaries are being conducted in compliance in all material respects with any applicable law, ordinance or regulation of any Governmental Entity.

                    (b) To the best knowledge of the Company and its Subsidiaries, except as disclosed on SCHEDULE 4.19, there are no facts or circumstances which would disqualify the Company or any of its Subsidiaries under the Communications Act of 1934, as amended (the "Communications Act"), from transferring control of the Company's radio broadcast operations. Except as disclosed on SCHEDULE 4.19, there are no FCC notices of violations or adverse orders against the Company or its Subsidiaries and, as of the date hereof, there are no actions, suits or proceedings pending or, to the knowledge of the Company and its Subsidiaries, threatened before the FCC for the cancellation, material involuntary modification or non-renewal of any FCC Licenses, except for any such notice of violation, adverse order, action, suit or proceeding generally affecting the industries in which the Company operates or which would not, individually or in the aggregate, have a Material Adverse Effect and except for FCC License renewal proceedings which the Company reasonably expects will result in renewals of the FCC Licenses.

         4.20       Compliance with FCC Requirements.  Except as set forth on
SCHEDULE 4.20, the Company and each of its Stations, their physical facilities, electrical and mechanical systems and transmitting and studio equipment are being and have been operated in all material respects in accordance with the specifications of the applicable FCC Licenses, and the Company, its Subsidiaries and the Stations are in substantial compliance with all material requirements, rules and regulations of the FCC. The Company and its Stations have complied in all material respects with all requirements of the FCC and the Federal Aviation Administration with respect to the construction and/or alteration of the Company's and the Stations' antenna structures, and "no hazard" determinations for each antenna structure have been obtained, where required. Except as set forth in SCHEDULE 4.20, all reports and other filings required by the FCC with respect to the Company, its Subsidiaries and the Stations, including, without limitation, material required to be placed in the public inspection files of each of the Stations, have been duly filed by the Company and its Subsidiaries as of the date hereof, and are true and complete in all material respects. Except as set forth on SCHEDULE 4.20, there is currently pending no proceeding before the FCC relating to the Company, its Subsidiaries or the Stations, other than regularly scheduled license renewal proceedings, or proceedings relating to the radio industry in general.

         4.21 Insurance. The Company and its Subsidiaries have in full force and effect property, liability and casualty insurance and broadcasters' insurance insuring the business, properties and assets of the Stations.
SCHEDULE 4.21 lists all such insurance policies held by the Company and each of its Subsidiaries.

         4.22 Powers of Attorney. Except as set forth on SCHEDULE 4.22, there are no Persons holding a power of attorney on behalf of the Company or any of its Subsidiaries.

         4.23 Payment of Indebtedness. Except as set forth on SCHEDULE 4.23, the only Indebtedness of the Company or any of its Subsidiaries of any kind is (i) that owed by the Company to the lenders under the Loan Agreement between Fleet National Bank and the Company dated as of November 1, 1993, as amended (the "Loan Agreement"), (ii) that owed under the 11 3/8 Senior Subordinated Notes of the Company (the "Senior Subordinated Notes") issued pursuant to the Indenture dated as of November 2, 1993, as amended, by and among the Company, certain guarantors and Shawmut Bank National Association,
(iii) that owed under the Term Note made by the Company on May 16, 1995 to Central Broadcast Company in connection with its acquisition of KJSR (the "KJSR Promissory Note"), and (iv) that owed under the Birmingham Loan Agreement. On the Closing Date, the Parent will be permitted to repay, without any further notice by Parent or Sub or any other required action by Parent or Sub or any premium, penalty or other charge (other than filing fees to release any Liens) of any kind, all principal and interest then owed by the Company under the Loan Agreement and the Birmingham Loan Agreement.

         4.24 Disclosure. No statement of material fact by the Company contained in this Agreement, and all agreements and documents related thereto and all EXHIBITS and SCHEDULES related hereto and thereto contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements herein or therein contained not misleading. There is no significant fact presently known to any Stockholder, the Company or its Subsidiaries (other than matters of a general economic or political nature which do not affect the Company, or its Subsidiaries or the Stations uniquely), which has, or will have, a Material Adverse Effect, which has not been set forth in this Merger Agreement.

                                   ARTICLE V
               REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS

         Each Stockholder with respect to himself only represents and warrants to Parent and Sub as follows:

         5.1 Ownership of Class A Common Stock. Such Stockholder is the lawful owner of the number of shares of Class A Common Stock listed opposite the name of such Stockholder in EXHIBIT B attached hereto, free and clear of all Liens. Except as disclosed on SCHEDULE 5.1, such Stockholder has full legal right, power and authority to enter into this Merger Agreement and to sell, assign, transfer and convey his shares of Class A Common Stock.

         5.2 Authority; Binding Effect. All necessary action required to have been taken by or on behalf of such Stockholder by applicable law or otherwise to authorize (a) the approval, execution, and delivery on behalf of such Stockholder of this Merger Agreement and (b) the performance by such Stockholder of his obligations under this Merger Agreement and the consummation of the transactions contemplated by this Merger Agreement has been taken. Assuming that this Merger Agreement constitutes a valid, binding, and enforceable agreement of Parent and Sub, this Merger Agreement constitutes a valid and binding agreement of such Stockholder, enforceable against him in accordance with its terms, except as enforcement of this Agreement may be limited by general principles of equity or principles applicable to creditors' rights generally.

         5.3        No Conflicts, Required Filings and Consents.

                    (a) None of the execution and delivery of this Merger Agreement by such Stockholder, the consummation by such Stockholder of the transactions contemplated hereby or compliance by such Stockholder with any of the provisions hereof will (i) conflict with or violate any organizational documents of any such Stockholder (to the extent applicable), (ii) subject to receipt or filing of the required Consents referred to in SECTION 4.4(B), result in a violation of any statute, ordinance, rule, regulation, order, judgment or decree applicable to such Stockholder, or by which he or any of his properties or assets may be bound or affected, or (iii) result in a Violation of any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which he is a party or by which such Stockholder or any of his properties or assets is bound or affected.

                    (b) None of the execution and delivery of this Merger Agreement by such Stockholder, the consummation by such Stockholder of the transactions contemplated hereby or compliance by such Stockholder with any of the provisions hereof will require any Consent of any Governmental Entity, except for (i) the filing of the Certificate of Merger pursuant to the DGCL,
(ii) compliance with the HSR Act, (iii) such filings as may be required in connection with the taxes described in SECTION 8.7, and (IV) the FCC Consents.

                                   ARTICLE VI
                REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

         Parent and Sub jointly and severally represent and warrant to the Company as follows:

         6.1 Organization and Qualification. Each of Parent and Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and Sub has the requisite corporate power and authority to carry on its business as it is now being conducted and is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified will not, individually or in the aggregate, have a material adverse effect on the business, operations or financial condition of Parent and Sub taken as a whole, or have a material adverse effect on Parent's proposed arrangements for financing the transactions contemplated by this Merger Agreement or on Parent's ability to consummate such financing arrangements (a "Parent Material Adverse Effect").

         6.2 Ownership of Sub. Sub is a direct wholly-owned subsidiary of Parent.

         6.3 Authority Relative to This Merger Agreement. Each of Parent and Sub has the necessary corporate power and authority to execute and deliver this Merger Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Merger Agreement and the consummation of the transactions contemplated hereby by Parent and Sub have been duly and validly authorized and approved by the respective Boards of Directors of Parent and Sub, by Parent as the sole stockholder of Sub, and by Cox Enterprises, Inc., as the ultimate parent of Parent, and no other corporate proceedings on the part of Parent, Sub or Cox Enterprises, Inc. are necessary to authorize and approve this Merger Agreement or to consummate the transactions contemplated hereby. This Merger Agreement has been duly executed and delivered by each of Parent and Sub, and assuming due authorization, execution and delivery by the Company and the Stockholders, constitutes the valid and binding obligation of Parent and Sub enforceable against each of them in accordance with its terms except as such enforceability may be limited by general principles of equity or principles applicable to creditors' rights generally.

         6.4        No Conflicts; Required Filings and Consents.

                    (a) None of the execution and delivery of this Merger Agreement by Parent or Sub, the consummation by Parent or Sub of the transactions contemplated hereby or compliance by Parent or Sub with any of the provisions hereof will (i) conflict with or violate the Certificate of Incorporation or By-laws of Parent or Sub, (ii) subject to receipt or filing of the required Consents referred to in SECTION 6.4(B), result in a violation of any statute, ordinance, rule, regulation, order, judgment or decree applicable to Parent or Sub, or by which any of them or any of their respective properties or assets may be bound or affected, or (iii) result in a Violation of any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or Sub is a party or by which Parent or Sub or any of their respective properties may be bound or affected that involves a payment by Parent or Sub of Fifty Thousand Dollars ($50,000) or more on an annual basis, except in the case of the foregoing clauses (ii) and (iii) for any such Violations which would not have a Parent Material Adverse Effect.

                    (b) None of the execution and delivery of this Merger Agreement by Parent or Sub, the consummation by Parent or Sub of the transactions contemplated hereby or compliance by Parent or Sub with any of the provisions hereof will require any Consent of any Governmental Entity, except for (i) the filing of the Certificate of Merger pursuant to the DGCL, (ii) compliance with the HSR Act, (iii) such filings as may be required in connection with the taxes described in SECTION 8.7, (iv) the FCC Consents in connection with the transfer of control of the FCC Licenses, and (v) Consents the failure of which to obtain would not have a Parent Material Adverse Effect.

         6.5 Litigation. There is no suit, action or proceeding pending or, to the knowledge of Parent or Sub, threatened against or affecting Parent or Sub that, individually or in the aggregate, could reasonably be expected to have a Parent Material Adverse Effect, nor is there any judgment, decree, injunction or order of any Governmental Entity or arbitrator outstanding against Parent or Sub having, or which could reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

         6.6 Voting Requirements. No vote of the holders of any class or series of the capital stock of Parent is necessary to approve this Merger Agreement or the transactions contemplated hereby.

         6.7 Brokers. No broker or finder is entitled to any broker's or finder's fee in connection with the transactions contemplated by this Merger Agreement based upon arrangements made by or on behalf of Parent or Sub.

         6.8 Financing. Parent has delivered the Guaranty to the Company and the Selling Stockholders.

         6.9 FCC Applications. Except as disclosed on SCHEDULE 6.9, Parent and Sub are and will as of the Closing Date be legally, financially and otherwise qualified to hold or control the entities which hold and will hold, the FCC Licenses and are not aware of any facts or circumstances (other than facts or circumstances relating solely to the Company or its Subsidiaries) that could reasonably be expected to prevent or delay consent to the FCC Applications, and Parent and Sub further represent and warrant that no waiver of the FCC's rules is necessary to obtain the FCC Consents.

         6.10 State Takeover Statutes. The Board of Directors of each of the Parent and Sub has approved the Merger and this Merger Agreement, and such approval is sufficient to render inapplicable to the Merger, this Merger Agreement, and the transactions contemplated by this Merger Agreement, the provisions of Section 203 of DGCL. To each of the Parent's and Sub's knowledge, no other state takeover statute or similar statute or regulation, applies or purports to apply to the Merger, this Merger Agreement, or any of the transactions contemplated by this Merger Agreement.

         6.11 Disclosure. No statement of material fact by either the Parent or Sub contained in this Agreement, and all agreements and documents related thereto and all EXHIBITS and SCHEDULES related hereto and thereto contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements herein or therein contained not misleading.

                                  ARTICLE VII
                     CONDUCT OF BUSINESS PENDING THE MERGER

         7.1        Conduct of Business by the Company Pending the Merger.
From and after the date hereof, prior to the Effective Time, except as contemplated by this Merger Agreement (including SECTION 7.2) and except for the matters set forth on SCHEDULE 7.1 or unless Parent shall otherwise agree in writing, the Company shall, and shall cause its Subsidiaries to:

                    (a) not (i) declare, set aside, or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than dividends and distributions by any direct or indirect Subsidiary of the Company to its parent, (ii) split, combine or reclassify any of its capital stock or issue or, other than pursuant to the exercise of the Stock Options or upon the conversion of the Convertible Preferred Stock, authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (iii) purchase, redeem or otherwise acquire, other than pursuant to the exercise of the Stock Options, any shares of capital stock of the Company or any of its Subsidiaries or any other equity securities thereof or any rights, warrants, or options to acquire any such shares or other securities;

                    (b) not, except for issuances of capital stock of the Company's Subsidiaries to the Company or a wholly-owned Subsidiary of the Company, issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock, any other voting securities issued by the Company or any securities convertible into, or any rights, warrants or options to acquire, any such shares or voting securities (other than the issuance of Class B Common Stock upon the exercise of the Stock Options outstanding on the date of this Merger Agreement);

                    (c) not amend its Certificate of Incorporation, By-laws or other comparable organizational documents;

                    (d) not acquire or agree to acquire (i) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof, or (ii) any properties or assets with a cost in excess of $100,000 or that are otherwise material, individually or in the aggregate, to the Company or any of its Subsidiaries, except, in any such case, in the ordinary course of business, and except transactions between a wholly-owned Subsidiary of the Company and the Company or another wholly-owned Subsidiary of the Company;

                    (e) not subject to a Lien or sell, lease or otherwise dispose of any properties or assets with a net book value in excess of $100,000 or that are otherwise material, individually or in the aggregate to the Company or any of its Subsidiaries, except in the ordinary course of business and except transactions between a wholly-owned Subsidiary of the Company and the Company or another wholly-owned Subsidiary of the Company;

                    (f) not (i) incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person or issue or sell any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another Person (other than indebtedness to, guarantees of, or issuances or sales to the Company or a wholly-owned Subsidiary of the Company) or enter into any "keep well" or other agreement to maintain any financial condition of another Person, except, in any such case, for borrowings or other transactions incurred in the ordinary course of business, including to repay existing indebtedness pursuant to the terms thereof, or (ii) except in the ordinary course of business, make any loans, advances or capital contributions to, or investments in, any other Person, other than to the Company or any direct or indirect Subsidiary of the Company or settle or compromise any material claim or litigation;

                    (g) not increase or otherwise change the rate or nature of the compensation (including wages, salaries and bonuses) which is paid or payable to any employee or independent contractor of the Company or any Subsidiary, except pursuant to existing Company Benefit Plans, Compensation Arrangements, and practices which have been disclosed to Parent;

                    (h) not adopt, or commit to adopt, any employee benefit plan, compensation arrangement, and not to make material amendments to any Company Benefit Plan or Compensation Arrangement except to the extent required by law or necessary to preserve the nature of the benefits provided under such plan or arrangement;

                    (i) not enter into, renew or allow the renewal of, any employment or consulting agreement or other contract or arrangement with respect to the performance of personal services for a term of more than one year or requiring the payment of more than $75,000 in annual compensation, except in the ordinary course of business consistent with past practices;

                    (j) not voluntarily agree to enter into any collective bargaining agreement applicable to any employees of the Company or its Subsidiaries or otherwise recognize any union as the bargaining representative of any such employees, and will promptly notify Parent of any attempt or actual collective bargaining organizing activity with respect to any such employees;

                    (k) not amend, modify or consent to the termination of any Contract or the rights of the Company or any of its Subsidiaries thereunder;

                    (l) not promote any corporate or executive officers of the Company;

                    (m) not authorize any of, or commit or agree to take any of, the foregoing actions (a) through (l);

                    (n) carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted;

                    (o) use all reasonable efforts to preserve intact their present business organizations, keep available the services of their employees and preserve their relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with them to the end that their goodwill and on-going businesses shall not be impaired in any material respect at the Effective Time; provided, however, that the resignation of one or more officers of the Company or any of its Subsidiaries or the loss of one or more customers of the Company or any of its Subsidiaries shall not be deemed a breach of the foregoing requirement unless such resignation or loss could reasonably be expected to have a Material Adverse Effect;

                    (p) operate the Stations in accordance with applicable FCC requirements, rules and regulations in all material respects;

                    (q) maintain all Personal Property in good operating condition, ordinary wear and tear and usage excepted, and replace any of the Personal Property which is material to the operation of the Company, a Station or a Subsidiary which shall be worn out; and

                    (r) maintain in full force and effect policies of property, liability and casualty insurance and errors and omissions insurance of the same type, character and coverage as the policies currently carried with respect to the business, operations and assets of the Company, the Stations and its Subsidiaries.

         7.2 Control of the Stations. Prior to the Effective Time, control of the Company's radio broadcast operations along with all of the Company's other operations (including without limitation control over the finances, personnel and programming of each Station), shall remain with the Company. The Company, Parent and Sub acknowledge and agree that neither Parent nor Sub nor any of their respective employees, agents or representatives, directly or indirectly, shall, or have any right to, control, direct or otherwise supervise, or attempt to control, direct or otherwise supervise, such broadcast and other operations, it being understood that supervision of all programs, equipment, operations and other activities of such broadcast and other operations shall be the sole responsibility, and at all times prior to the Effective Time remain with the complete control and discretion, of the Company, subject to the terms of
SECTION 7.1 above.

         7.3        Intentionally Omitted.

         7.4 Massachusetts Income Tax Assessment. The Company shall continue to defend vigorously the proceedings before the Commonwealth of Massachusetts Department of Revenue pertaining to the Company's income tax liability for calendar years 1987 through 1989, and shall promptly inform Parent of all material developments arising with respect to such proceeding.

                                  ARTICLE VIII
                             ADDITIONAL AGREEMENTS

         8.1 Access to Information. From the date hereof through the Effective Time, the Company and its Subsidiaries shall afford to Parent and Parent's accountants, counsel, agents and other representatives (collectively, "Parent's Agents") reasonable access during normal business hours (and at such other times as the parties may mutually agree) upon reasonable prior notice to and approval of the Company, which shall not be unreasonably withheld, to its properties, books, contracts, commitments, records and personnel and, during such period, shall furnish promptly to Parent all information concerning its business, properties and personnel as Parent may reasonably request ("Company Information"). Parent shall hold, and shall cause its employees and Parent's Agents to hold, in strict confidence all Company Information including, without limitation, in the event of termination of this Merger Agreement. In the event of termination of this Merger Agreement, Parent shall promptly return, and Parent shall cause Parent's Agents to promptly return, all Company Information or copies or summaries of Company Information that Parent or Parent's Agents may have made either on paper or electronic format, to the Company. Parent and Parent's Agents shall, in the exercise of the rights described in this SECTION 8.1, not unduly interfere with the operation of the business of the Company or its Subsidiaries.

         8.2 Filings. The Company shall promptly provide Parent, and Parent and Sub shall promptly provide the Company, copies of all filings made by the Company or Parent and Sub, as the case may be, with any Governmental Entity in connection with this Merger Agreement and the transactions contemplated hereby.

         8.3 Employee and Other Arrangements. No later than six (6) months after the date hereof, Parent shall provide the Company with a list of those corporate employees of the Company or its Subsidiaries whose services will not be required by the Surviving Corporation subsequent to the Closing. To the extent that severance payments are owed to such employees, Parent and the Company shall cooperate in establishing appropriate levels of severance payments to such employees. Parent shall be responsible for Eighty Thousand Dollars ($80,000) of such severance payments, and the Company shall be responsible for any severance and related expenses exceeding Eighty Thousand Dollars ($80,000).

         8.4 Public Announcements. So long as this Merger Agreement is in effect, Parent, Sub and the Company agree to use their respective reasonable efforts to consult with each other before issuing any press release or otherwise making any public statement with respect to the transactions contemplated by this Merger Agreement except as may be required by any applicable law, rule or regulation.

         8.5        Efforts; Consents.

                    (a) Subject to the terms and conditions herein provided and, in the case of the Company, fiduciary duties under applicable law, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Merger Agreement and the Merger and to cooperate with each other in connection with the foregoing. Without limiting the generality of the foregoing, each of the Company, Sub and Parent shall make or cause to be made all required filings with or applications to Governmental Entities (including under the HSR Act and applicable requirements of the FCC, and the Communications Act), and use all reasonable efforts to (i) obtain all necessary waivers of any Violations and other Consents of all Governmental Entities and other third parties, necessary for the parties to consummate the transactions contemplated hereby, (ii) oppose, lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby, and (iii) fulfill all conditions to this Merger Agreement.

                    (b) Without limiting the foregoing, the Company and Parent shall use all reasonable efforts and cooperate in promptly preparing and filing (i) within twenty Business Days of executing this Merger Agreement, notifications under the HSR Act, and (ii) within seven Business Days of executing this Merger Agreement, the FCC applications in connection with the Merger and the other transactions contemplated hereby ("FCC Applications"), and to respond as promptly as practicable to any inquiries or requests received from the Federal Trade Commission (the "FTC"), the Antitrust Division of the United States Department of Justice

(the "Antitrust Division"), and the FCC for additional information or documentation and to respond as promptly as practicable to all inquiries and requests received from any State Attorney General or other Governmental Entity in connection with antitrust matters or matters relating to the FCC Applications. Each of Parent, Sub and the Company, to the extent applicable, further agrees to file contemporaneously with the filing of the FCC Applications any requests for waivers of applicable FCC rules as may be required to prosecute expeditiously such waiver requests and to diligently submit any additional information or amendments for which the FCC may ask with respect to such waiver requests. Parent and Sub further covenant to prosecute each such waiver request in good faith and to supply any information requested by the FCC in connection with such waiver in a timely and complete manner. In the event Parent becomes aware of any facts or circumstances which might cause the FCC to determine that Parent is not qualified to acquire the Stations, Parent shall promptly notify the Company in writing thereof and shall use its best efforts to prevent or cure such disqualification. All fees to be paid to the FTC and the Antitrust Division in respect of the notifications under the HSR Act shall be divided equally between the Company on the one hand and Parent and Sub on the other hand.

                    (c) In furtherance and not in limitation of the foregoing, the Company, Parent and Sub shall use all reasonable efforts to resolve such objections, if any, as may be asserted with respect to the transactions contemplated by this Merger Agreement under any antitrust, competition or trade regulatory laws, rules or regulations of any Governmental Entity ("Antitrust Laws") or any laws, rules or regulations of the FCC or other Governmental Entities relating to the broadcast, cable, newspaper, mass media or communications industries (collectively, "Communications Laws") and will use all reasonable efforts (such efforts not to include agreeing to hold separate, to place in trust or to divest any of the businesses or assets of Parent or any of its Subsidiaries or Affiliates) as may be required (i) for securing the expeditious termination of any applicable waiting period or the expeditious grant of the FCC Applications and for resolving any objections to the transactions contemplated hereby of any Governmental Entities under the Antitrust Laws or Communications Laws or (ii) by any domestic or foreign court or similar tribunal, in any suit brought by a private party or Governmental Entity challenging the transactions contemplated by this Merger Agreement as violative of any Antitrust Law or Communications Law, in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order that has the effect of preventing the consummation of any of such transactions.

                    (d) Each of Parent and the Company shall promptly provide the other with a copy of any inquiry or request for information (including notice of any oral request for information), pleading, order or other document either party receives from any Governmental Entities with respect to the matters referred to in this SECTION 8.5.

         8.6 Notice of Breaches. Each Stockholder and the Company shall give prompt notice to Parent, and Parent or Sub shall give prompt notice to the Company and the Stockholders, of (i) any representation or warranty made by it contained in this Merger Agreement which has become untrue or inaccurate in any material respect, or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition, or agreement to be complied with or satisfied by it under this Merger Agreement; provided, however, that such notification shall not excuse or otherwise affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Merger Agreement.

         8.7 Transfer and Certain Other Taxes and Expenses. Payment of all real property transfer taxes and all documentary stamps, filing fees, recording fees and sales and use taxes, if any, and any penalties or interest with respect thereto, payable in connection with consummation of the Merger shall be divided equally between the Company on the one hand and Parent and Sub on the other hand; provided that any such taxes and expenses that are allocable to the Selling Stockholders shall constitute a decrease to the Adjusted Merger Consideration as provided in SECTION 3.8(B).

         8.8 Financial and FCC Reports. Within twenty (20) days after the end of each month ending after May 31, 1996 through the Closing Date, the Company will furnish Parent and Sub with copies of the Company's monthly financial reports for each Station prepared after the date hereof (including a balance sheet and operating statement) for each such month and the fiscal year to the end of such month, and the Company will furnish to Parent and Sub, within five (5) days after filing, all material reports filed with the FCC with respect to the Stations after the date hereof. All of the foregoing financial statements shall comply with the requirements concerning financial statements set forth in SECTION 4.5(B).

         8.9 Updating of Information. Not more than ten (10) Business Days prior to the Closing Date, the Company will deliver to Parent and Sub, and Parent will deliver to the Company, updated SCHEDULES including (a) information necessary to update the SCHEDULES and the lists, documents and other information furnished by the Company or Parent and Sub, as the case may be, as contemplated by this Merger Agreement, and (b) updated copies of documents relating to or included as a part of the SCHEDULES, in order that all such SCHEDULES, lists, documents and other information shall be complete and accurate in all material respects as of the Closing Date. No such updating of the SCHEDULES shall be deemed to cure any breach of a representation or warranty made hereunder which was not true and correct as of the time made.

         8.10 Release of Liens. At or prior to the Closing, the Company shall obtain the release of all Liens on the property or assets of the Company, its Subsidiaries and the Stations disclosed in the SCHEDULES hereto and any other Liens on the property or assets of the Company, its Subsidiaries or the Stations, other than (a) Permitted Liens, (b) Liens pursuant to the Loan Agreement, and (c) Liens against the Company or any of its Subsidiaries with respect to leased Personal Property having a value of no more than Twenty-Five Thousand Dollars ($25,000), and either shall file such releases of Liens in each governmental agency or office in which any such Lien or evidence thereof shall have been previously filed, or deliver the release to Parent and Sub to file or obtain payoff letters from such Lien holder, which shall include a statement that upon receipt of certain funds, the Lien holder will release its Lien.

         8.11 Environmental Audit. The Company shall permit Parent and Sub and their agents, as soon as practical after the date hereof, access to the Real Property and improvements thereon for the purpose of conducting Phase I and Phase II environmental audits or updating existing environmental audits. The cost of such audits shall be split evenly between Parent and Sub, on the one hand, and the Company, on the other hand. Any such environmental audits shall be conducted by a reputable environmental investigatory firm of the Parent's and Sub's choice. Such audits shall be conducted in a manner as will not unreasonably interfere with the normal business and operations of any of the Stations. The Company shall take all action reasonably necessary and required under any applicable Environmental Law or Environmental Permit to clean up, remove or treat any Hazardous Materials located on, at or under the Real Property prior to the Closing Date.

         8.12 Agreement to Vote. At any shareholders meeting of the Company subsequent to the date hereof at which a vote is taken regarding this Merger Agreement and the transactions contemplated hereby, each Stockholder shall vote all of his shares of Class A Common Stock in support of the consummation of this Merger Agreement and the transactions contemplated hereby. The Company shall take such actions, as necessary, immediately following the execution of this Merger Agreement to secure the approval of all of the holders of shares of the Class A Common Stock, Class B Common Stock, the Convertible Preferred Stock and the Redeemable Preferred Stock to the transactions contemplated by this Merger Agreement.

         8.13       Tax Matters.

                    (a) "Booked Taxes" means Taxes of the Company and its Subsidiaries payable with respect to a Reporting Period (as defined below) ending on or before the Effective Time, or with respect to a Short Period (as defined below), that are reflected on the Final Closing Statement with respect to such Taxes and that are taken into account in computing the Final Working Capital under SECTION 3.8 hereof.

                    (b) Taxes of the Company and its Subsidiaries with respect to the period ending on (and including) the Effective Time, other than the Booked Taxes, shall be the responsibility of the Selling Stockholders, subject to the terms, conditions and limitations set forth in the Closing Escrow Agreement. Taxes of the Company and its Subsidiaries with respect to the period after the Effective Time shall be the responsibility of Parent (and the Company and its Subsidiaries).

                             (i)     In accordance with the terms of this
SECTION 8.13, and subject to the terms, conditions and limitations set forth in the Closing Escrow Agreement, the Selling Stockholders agree to pay and, notwithstanding any disclosure of potential Tax liabilities made by the Company and its Subsidiaries, to indemnify, reimburse, and hold harmless Parent, its Affiliates, and the Company and its Subsidiaries, and their respective successors, and their respective officers, directors, employees, agents, and representatives, from and against any and all Taxes of the Company and its Subsidiaries payable with respect to, and any and all claims, liabilities, losses, damages, costs and expenses (including without limitation court costs and reasonable professional fees incurred in the investigation, defense or settlement of any claims covered by this indemnity) (herein referred to as "Indemnifiable Tax Damages"), arising out of or in any manner incident, relating or attributable to Taxes of the Company and its Subsidiaries payable with respect to, or Tax Returns required to be filed by the Company and its Subsidiaries with respect to, (i) any taxable year (or other applicable reporting period) ("Reporting Period") of the Company and its Subsidiaries ending on or before the Effective Time, and (ii) any period beginning on the first day of any Reporting Period that is not completed as of the Effective Time and ending as of the Effective Time (a "Short Period"), to the extent that such Taxes exceed the amount of the Booked Taxes.

                             (ii)    Parent agrees to pay and to indemnify,
reimburse and hold harmless the Selling Stockholders, their agents and representatives, from and against (i) any and all Booked Taxes and (ii) any and all Taxes of the Company and its Subsidiaries payable with respect to, and any and all Indemnifiable Tax Damages, arising out of or in any manner incident, relating or attributable to, Taxes of the Company and its Subsidiaries payable with respect to, or Tax Returns required to be filed by the Company and its Subsidiaries with respect to, (A) any Reporting Period of the Company and its Subsidiaries beginning after the Effective Time; and (B) that portion of any Reporting Period that includes the Effective Time which commences the day after the Effective Time.

                             (iii)  If an item claimed as a deduction or credit
in a period prior to the Effective Time subsequently is adjusted by a Tax authority into a period after the Effective Time, or an item of income in a period after the Effective Time is accelerated into a period prior to the Effective Time, then the amount of any reduction in Taxes to the Company and its

Subsidiaries for periods after the Effective Time resulting from such adjustment shall offset the payment obligations of the Selling Stockholders pursuant to SECTION 8.13(B)(I); provided, however, that if the only benefit available to the Company and its Subsidiaries is recovery of basis through a sale, such benefit shall not be taken into account hereunder unless an actual sale occurs prior to the date such payment is required to be made by the Selling Stockholders thereunder. The amount of any offset shall take into account the difference between the time the payment would otherwise be made pursuant to SECTION 8.13(B)(I) and the time a benefit is derived by the Company and its Subsidiaries (using a discount rate equal to the "overpayment rate" under section 6221(a) of the Code, compounded semi-annually). Any offset pursuant to this paragraph shall be reduced to the extent, if any, that items claimed as a deduction or credit for periods after the Effective Time are adjusted by a Tax authority to periods prior to the Effective Time or items of income are moved from a period prior to the Effective Time to a period after the Effective Time.

                    (c) Parent shall be responsible for preparing and filing on behalf of the Company and its Subsidiaries all Tax Returns for the Company and its Subsidiaries which have not been filed as of the Effective Time, including (i) all Tax Returns for Reporting Periods of the Company and its Subsidiaries ending on or before the Effective Time which have not been filed on or before the Effective Time; (ii) all Tax Returns of the Company and its Subsidiaries for Reporting Periods beginning before and ending after the Effective Time; and (iii) all Tax Returns for Reporting Periods of the Company and its Subsidiaries beginning on or after the Effective Time; provided, however, that with respect to Tax Returns described in clauses (i) and (ii), Parent shall consult with the Stockholders' Agent in preparing such returns, and such Tax Returns shall not report any item in a manner that is inconsistent with the manner in which any corresponding item has been previously reported in any such Tax Return already filed, unless such inconsistent treatment is (x) required due to a change in law or circumstances, or (y) if permitted by law, Parent elects to make such change in treatment, and such change would not be prejudicial to the Selling Stockholders or to the Company. Parent shall furnish the Stockholders' Agent with copies of Tax Returns described in clauses (i) and (ii) of this paragraph (c) within 30 days following the filing date.

                    (d) Any tax sharing agreement, practice, or other similar arrangement between the Company and its Subsidiaries and corporations or other entities related to the Company or any of its Subsidiaries shall be terminated as of the Effective Time.

                    (e) Except as otherwise provided in this SECTION 8.13, any amounts owed by the Selling Stockholders to any party under this SECTION
8.13 shall be paid within ten business days of notice from such party; provided that if such party has not paid such amounts and such amounts are being contested before the appropriate governmental authorities in good faith, the Selling Stockholders shall not be required to make payment until it is determined finally by an appropriate governmental authority or court that payment is due, provided that the Selling Stockholders post appropriate security as necessary to protect such party from (i) the immediate imposition of a lien that arises or attaches from nonpayment after assessment and demand of such amounts, or (ii) seizures of assets. Except as otherwise provided in this SECTION 8.13, any amounts owed by Parent to any party under this SECTION 8.13 shall be paid within ten business days of notice from such party; provided that if such party has not paid such amounts and such amounts are being contested before the appropriate governmental authorities in good faith, Parent shall not be required to make payment until it is determined finally by an appropriate governmental authority or court that payment is due if Parent posts appropriate security as necessary to protect such party from (A) the immediate imposition of a lien that arises or attaches from nonpayment after assessment and demand of such amounts, or (B) seizures of assets. Any amounts that are not paid within the period provided in this SECTION 8.13(D) shall accrue interest at the "Underpayment Rate" under
Section 6621 of the Code for the underpayment of taxes by corporations.

                    (f) The Tax liabilities for each Short Period for the Company and its Subsidiaries shall be determined by closing the books and records of the Company and its Subsidiaries as of the Effective Time, by treating each such Short Period as if it were a separate Reporting Period, and by employing accounting methods which are consistent with those employed in preparing the Tax Returns for the Company and its Subsidiaries in prior Reporting Periods and which do not have the effect of distorting income or expenses (taking into account the transactions contemplated by this Merger Agreement), except that Taxes based on items other than income or sales shall be computed for the Reporting Period beginning on the first day of the applicable Short Period and prorated on a time basis between the Short Period and the period beginning on the first day after the Effective Time and ending on the last day of the Reporting Period which includes the Effective Time; provided that with respect to any Tax which is not in effect during the entire Short Period, the proration of such Tax shall be based on the period during the Short Period that such Tax was in effect.

                    (g) Parent shall promptly notify the Stockholders' Agent in writing of any notice, letter, correspondence, claim, determination, decision or decree ("Tax Claim") received by the Parent or the Company and its Subsidiaries or their successors for any Reporting Period ending on or before the Effective Time or any Short Period that might raise a claim for indemnification hereunder. Parent shall have the sole right to handle, answer, defend, compromise or settle any such Tax Claim; provided, however, that the Stockholders' Agent, at the cost and expense of the Selling Stockholders, shall have the right to (and shall promptly notify Parent as to whether or not he will) participate in any Tax examination, audit, contest or litigation in connection with such Tax Claim. Parent shall cause the Company and its Subsidiaries and their successors to give promptly to the Stockholders' Agent any relevant information relating to such Tax Claim which may be particularly within the knowledge of the Company and its Subsidiaries or their successors and otherwise to cooperate fully with the Stockholders' Agent in good faith with respect to such Tax Claim. If the Stockholders' Agent fails within a reasonable time after notice to participate in any Tax Claim or any examination, audit, contest or litigation as provided herein, the Selling Stockholders shall be bound by the results obtained by Parent, or its successors or assigns, in connection with such Tax Claim and such examination, audit, contest or litigation. Notwithstanding the foregoing, the Parent shall not agree, without the consent of the Stockholders' Agent (which consent shall not be unreasonably withheld or delayed), to any adjustment for any period ending on or prior to the Effective Time which will require a payment by the Selling Stockholders hereunder in excess of One Hundred Thousand Dollars ($100,000) for any Reporting Period (or for any Short Period).

                    (h) Each of the parties hereto will provide the other with such assistance as may reasonably be requested by any of them in connection with the preparation of any Tax Return (including amended Tax Returns and claims for Tax refunds), any audit or other examination by any taxing authority, or any judicial or administrative proceedings relating to liability for Taxes, and each will retain until the expiration of any relevant statutes of limitations (and, to the extent notified by the other party, any extension thereof) and provide the other, at all reasonable times, with any work papers, records or other information which may be relevant to such return, audit or examination, proceeding or determination (including, but not limited to, determinations under this SECTION 8.13). The party requesting assistance or documents hereunder shall reimburse the other parties for reasonable expenses incurred in providing such assistance or documents.

                    (i) Parent shall not make any election under Section 338 of the Code with respect to the Merger.

                    (j) The obligations of the Selling Stockholders under this SECTION 8.13 are subject to the terms, conditions and limitations set forth in the Closing Escrow Agreement.

         8.14 Event of Loss. Upon the occurrence of any loss, taking, condemnation, damage or destruction of or to any of the Stations (an "Event of Loss") after the date hereof in excess of $100,000 prior to the Closing, the Company or its Subsidiaries, as applicable, shall take steps to repair, replace and restore the damaged, destroyed or lost property to the condition existing prior to having been damaged. The condition set forth in the preceding sentence shall be satisfied if at the Closing neither Parent, the Surviving Corporation nor Sub can bring a claim pursuant to SECTION 11.1 with respect to such matter. If such condition has not been satisfied at or prior to Closing, the

Company or its Subsidiaries, as applicable, shall assign (or deliver any cash received, if not assignable) to the Surviving Corporation all of their rights under any insurance and all proceeds of insurance (excluding business interruption proceeds for periods prior to the Closing Date) covering the property damage, destruction or loss not so repaired, replaced or restored prior to the Closing Date.

         8.15 Further Assurances. Subject to the terms and conditions of this Merger Agreement, each of the parties hereto will use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the Merger contemplated by this Merger Agreement.

         8.16 Solicitation of Employees. From the date of this Merger Agreement through the second anniversary of the Closing Date, each Stockholder agrees that it will not, directly or indirectly, persuade or attempt to persuade any employee of the Company or any of its Subsidiaries, or any individual who was its employee at any time during the two years prior to the date of this Merger Agreement, to become employed by any Stockholder or any Affiliate of any Stockholder.

         8.17       Capital Expenditures.

                    (a) In cooperation with Parent and Sub, the Company shall establish a budget for capital expenditures to be made in 1996, taking into account actual capital expenditures made by the Company or any Subsidiary prior to the date hereof.

                    (b) Parent agrees to reimburse the Company for expenses incurred by the Company prior to the Closing Date in making capital improvements, to be mutually agreed upon by Parent and the Company, to the office building or property site owned by NewCity Communications of Alabama, Inc. in Birmingham, Alabama and any equipment or furnishings contained therein. The Company and Parent agree to develop an appropriate budget for such capital expenditures.

         8.18 Exercise of Stock Options. The Company shall take such actions, as necessary, to ensure that the holders of any Stock Options exercise such Stock Options prior to the Closing.

                                   ARTICLE IX
                              CONDITIONS PRECEDENT

         9.1        Conditions to Each Party's Obligation to Effect the
Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

                    (a) The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated and there shall have been no material adverse change to the transactions contemplated by this Merger Agreement required in order to obtain approval under the HSR Act, and any other Consents from Governmental Entities (including specifically the FCC Consents) and other third parties required prior to the Effective Time with respect to the transactions contemplated hereby shall have been either filed or received.

                    (b) The consummation of the Merger shall not be restrained, enjoined or prohibited by any order, judgment, decree, injunction or ruling of a court of competent jurisdiction; provided, however, that the parties shall comply with the provisions of SECTION 8.5 and shall further use all reasonable efforts to cause any such order, judgment, decree, injunction or ruling to be vacated or lifted.

                    (c) Each of the FCC Consents shall have been obtained without conditions materially adverse to the Company, Parent or Sub, and each party shall have satisfied any such conditions that are not materially adverse to such party.

         9.2 Conditions to Obligation of the Company and the Stockholders to Effect the Merger. The obligation of the Company and the Stockholders to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the additional following conditions, unless waived by the Company:

                    (a) Parent and Sub shall have performed in all material respects their respective agreements contained in this Merger Agreement required to be performed at or prior to the Effective Time and the representations and warranties of Parent and Sub contained in this Merger Agreement shall be true in all material respects when made and (except for representations and warranties made as of a specified date, which need only be true in all material respects as of such date) at and as of the Effective Time as if made at and as of such time, except as contemplated by this Merger Agreement; and the Company shall have received a certificate of the Chief Executive Officer or a Vice President of Parent and Sub to that effect.

                    (b) All material proceedings, corporate or other, to be taken by Parent and Sub in connection with the performance of this Merger Agreement, and all material documents incident thereto, shall be complete in all material respects and Parent and Sub shall have made available to the Company for examination the originals or true and correct copies of all documents which the Company and Stockholders' Agent may reasonably request in connection with the transactions contemplated by this Merger Agreement.

                    (c) Parent and Sub shall have delivered or caused to be delivered to the Company the documents, each properly executed and dated as of the Closing Date, as required pursuant to this Merger Agreement.

                    (d) The Company shall have received an opinion of Dow, Lohnes & Albertson, PLLC, counsel to Parent and Sub, dated the Closing Date, in substantially the form attached hereto as EXHIBIT E.

                    (e) Parent and Sub shall have delivered to the Company such documents and certificates of officers of Parent and Sub and public officials as shall be reasonably requested by the Company's counsel to establish the existence of Parent and Sub and good standing of Parent and Sub and the due authorization of this Merger Agreement and the transactions contemplated hereby by Parent and Sub.

         9.3 Conditions to Obligations of Parent and Sub to Effect the Merger. The obligations of Parent and Sub to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the additional following conditions, unless waived by Parent, that:

                    (a) The Stockholders and the Company shall have performed in all material respects their respective agreements contained in this Merger Agreement required to be performed at or prior to the Effective Time and the representations and warranties of the Company and the Stockholders contained in this Merger Agreement shall be true in all material respects when made and (except for representations and warranties made as of a specified date, which need only be true in all material respects as of such date) at and as of the Effective Time as if made at and as of such time; and Parent and Sub shall have received a certificate of the Chief Executive Officer or a Vice President of the Company and from each Stockholder to that effect.

                    (b)      Intentionally omitted.

                    (c) All material proceedings, corporate or other, to be taken by the Company in connection with the performance of this Merger Agreement, and all material documents incident thereto, shall be complete in all material respects and the Company shall have made available to Parent and Sub for examination the originals or true and correct copies of all documents which Parent and Sub may reasonably request in connection with the transactions contemplated by this Merger Agreement.

                    (d) Between the date of this Merger Agreement and the Closing, there shall not have occurred any Material Adverse Effect.

                    (e) The Company shall have delivered or caused to be delivered to Parent and Sub the documents, each properly executed and dated as of the Closing Date, as required pursuant to this Merger Agreement.

                    (f) There shall have been secured all Consents required by any Governmental Entity and all Required Consents as set forth in
SCHEDULE 4.14.

                    (g) The Company or its Subsidiaries shall be the holders of the FCC Licenses and there shall not have been any adverse material modification of any of the FCC Licenses since the date hereof.

                    (h) Between the date of this Merger Agreement and the Closing, none of the Company, any of its Subsidiaries or any of the Stations shall have sustained any loss, taking, condemnation, damage or destruction to any property or asset which individually or in the aggregate would cost in excess of $500,000 to repair, unless such repair has been completed on or prior to the Closing Date to the condition existing prior to having been damaged or sufficient insurance proceeds are available to effect such repair; provided, however, that the Company may elect to extend the Closing Date for a reasonable period not to exceed ninety (90) days necessary to complete such repairs; and provided, further if Parent and Sub waive this condition, the provisions of
SECTION 8.14 shall be applicable.

                    (i) Parent and Sub shall have received the opinions of Tyler Cooper & Alcorn, LLP, corporate counsel to the Company, and Kaye, Scholer, Fierman, Hays & Handler, LLP, communications counsel to the Company, both dated the Closing Date, in substantially the forms attached hereto as EXHIBIT F.

                    (j) The Company shall have delivered to Parent and Sub such documents and certificates of officers of the Company and public officials as shall be reasonably requested by the Parent's counsel to establish the existence and good standing of the Company and the due authorization of this Merger Agreement and the transactions contemplated hereby by the Company.

                    (k) The Parent and Sub shall have received the resignations effective as of the Closing Date of all the directors and officers of the Company except for such persons as shall have been designated in writing prior to the Closing Date by Parent and Sub to the Company, the employment agreements in respect of all such persons shall have been terminated and all such persons shall have executed and delivered to Parent a full release releasing the Company and Parent, their respective Subsidiaries, all related entities and all of their representatives from any and all claims of such persons.

                    (l) The Company shall have effected the cancellation or exercise of all Stock Options.

                    (m) The only FCC Licenses for which a license renewal proceeding is pending shall be the FCC Licenses for KRMG(AM), KWEN(FM), and KJSR(FM), Tulsa, Oklahoma (the "Renewal Stations"), and Parent and Sub shall be satisfied with the status thereof. The status of the renewals for the Renewal Stations shall be deemed satisfactory to Parent and Sub if (i) no petition to deny or other objection shall have been filed against the applications for renewal of the Renewal Stations; (ii) the applications for renewal of license of each of the Renewal Stations shall have demonstrated compliance with the FCC's rules with respect to each of those matters required to be addressed in the renewal application; (iii) the Company shall have responded on behalf of each of the Renewal Stations to each inquiry of the FCC relating to the renewal applications of the Renewal Stations; and (iv) the Company shall have certified to Parent and Sub that it is not aware of any reason why the FCC would not grant an unconditional renewal to the Renewal Stations in the normal course.

                    (n) The Phase I and Phase II environmental audits referred to in SECTION 8.11 shall have been obtained and shall report the absence of any environmental conditions or circumstances that could materially and adversely affect the Real Property or the value thereof or result in material liability or material costs if cleaned up or removed from the Real Property pursuant to the requirements of applicable Environmental Laws.

                    (o) The Company shall have furnished to the Parent and Sub (i) an extended coverage owner's policy of title insurance from a reputable title insurance company for each parcel of Real Property designated with an asterisk on SCHEDULE 4.17 subject only to Permitted Liens (and without a survey exception) and for an amount equal to the fair market value for each such parcel, and (ii) a current and complete survey of each such parcel of land made by a competent registered surveyor in accordance with the American Land Title Association guidelines.

                    (p) Each of the FCC Consents shall have become a Final Order (as defined in SECTION 12.9) without conditions materially adverse to Parent or Sub.

                    (q) The Closing Escrow Agreement shall have been executed by all parties thereto and the Adjustment Escrow Amount and the Indemnity Escrow Amount shall have been fully funded.

                    (r) No action or proceeding shall be pending before any court or Governmental Entity in which it is sought to restrain or prohibit or obtain damages or other relief in connection with this Merger or the consummation of the transactions contemplated hereby.

                    (s) The Company shall have taken all necessary steps and given all necessary notices to enable Parent to repay immediately, without premium, penalty or other charge of any kind, all principal and interest owed by the Company in respect of the Loan Agreement and the Birmingham Loan Agreement.

                                   ARTICLE X
                       TERMINATION, AMENDMENT AND WAIVER

         10.1 Termination. This Merger Agreement may be terminated at any time prior to the Effective Time:

                    (a) by mutual written consent of Parent and the Company;

                    (b) by the Company, upon a material breach of this Merger Agreement on the part of Parent or Sub or upon a material breach of the Guaranty by Cox Broadcasting, Inc., which has not been cured and which would cause the conditions set forth in SECTION 9.2 to be incapable of being satisfied by June 30, 1997;

                    (c) by Parent, upon a material breach of this Merger Agreement on the part of the Stockholders or the Company which has not been cured and which would cause the conditions set forth in SECTION 9.3 to be incapable of being satisfied by June 30, 1997;

                    (d) subject to SECTION 8.15 hereof, by either Parent or the Company if any court of competent jurisdiction shall have issued, enacted, entered, promulgated or enforced any order, judgment, decree, injunction or ruling which restrains, enjoins or otherwise prohibits the Merger and such order, judgment, decree, injunction or ruling shall have become final and nonappealable; or

                    (e) by either Parent or the Company if the Merger shall not have been consummated on or before June 30, 1997 (provided the terminating party is not otherwise in material breach of its representations, warranties or obligations under this Merger Agreement).

         10.2       Effect of Termination.

                    (a) In the event of termination of this Merger Agreement by either Parent or the Company as provided in SECTION 10.1, this Merger Agreement shall forthwith become void and there shall be no liability hereunder on the part of any of the Stockholders, the Company, Parent or Sub or their respective officers or directors; provided that SECTIONs 10.2, 10.3, 12.3, and 12.6 and the second and third sentences of SECTION 8.1 shall survive the termination.

                    (b) If the Merger is not consummated because of a material breach of this Merger Agreement by any party and this Merger Agreement is terminated pursuant to SECTION 10.1(B) or SECTION 10.1(C), and subject to the terms of this SECTION 10.2 and SECTION 12.3 the nonbreaching party shall be entitled to pursue all legal and equitable remedies against the breaching party for such breach, including in the case of Parent and Sub specific performance, and all fees and expenses incurred by the nonbreaching party or parties in connection with enforcing its rights under this Merger Agreement with respect to such breach shall be paid by the party breaching this Merger Agreement.

         10.3 Fees and Expenses. Except as otherwise specified in this Agreement, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Merger Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses; provided that any such costs and expenses incurred by the Company or by the Selling Stockholders that are to be paid by the Company which remain unpaid as of the Closing Date shall to the extent they are so unpaid constitute a decrease to the Adjusted Merger Consideration as provided in SECTION 3.8(B).

         10.4 No Solicitation. Neither the Company, any of its Subsidiaries, officers, directors, representatives or agents nor any Stockholder shall, directly or indirectly, knowingly encourage, solicit, initiate or, except as otherwise provided in this SECTION 10.4, participate in any way in discussions or negotiations with, or knowingly provide any confidential information to, any corporation, partnership, person or other entity or group (other than Parent or any affiliate or associate of Parent and their respective directors, officers, employees, representatives and agents) concerning any merger of the Company, or any of its Subsidiaries, the sale of any substantial part of the assets of the Company, sale of shares of capital stock of the Company, or any of its Subsidiaries or similar transactions involving the Company.

         10.5 Amendment. This Merger Agreement may not be amended except by an instrument in writing signed on behalf of the parties hereto.

         10.6 Waiver. At any time prior to the Effective Time, the parties hereto may, to the extent permitted by applicable law, (i) extend the time for the performance of any of the obligations or other acts of any other party hereto, (ii) waive any inaccuracies in the representations and warranties by any other party contained herein or in any documents delivered by any other party pursuant hereto and (iii) waive compliance with any of the agreements of any other party or with any conditions to its own obligations contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                   ARTICLE XI
                                INDEMNIFICATION

         11.1       Indemnification Out of Closing Escrow.

                    (a) After the Closing, the Selling Stockholders jointly and severally, in accordance with the terms of this Article XI and subject to the terms and conditions of the Closing Escrow Agreement, agree to indemnify, and hold Parent and Sub and the employees, officers, directors and stockholders of Parent and Sub (collectively, the "Buyer Indemnified Parties") harmless from and against, and agree to promptly defend the Buyer Indemnified Parties from and reimburse the Buyer Indemnified Parties for any and all actual damages, out-of-pocket costs and expenses, liabilities, obligations and claims of third persons of any kind, including, without limitation, reasonable attorneys' fees, other legal costs and expenses (hereinafter, collectively, "Claims" and, individually, a "Claim") which the Buyer Indemnified Parties may suffer or incur, or become subject to, as a result of or in connection with:

                             (1)     the breach of any of the representations
and warranties made by the Company and any of the Stockholders in this Merger Agreement or in any instrument, document, certificate or affidavit delivered at the Closing by the Company or any of the Selling Stockholders in accordance with the provisions of this Merger Agreement;

                             (2)     the failure of the Company or any of the
Stockholders to carry out, perform, satisfy and discharge any of the covenants, agreements, undertakings, liabilities or obligations to be performed by the Company or any of the Stockholders pursuant to this Merger Agreement or under any of the documents and materials delivered at the Closing by the Company or any of the Selling Stockholders pursuant to this Merger Agreement;

                             (3)     any breach of the representations and
warranties of the Company or any of its Subsidiaries contained in SECTION 4.10;

                             (4)     liabilities or obligations of the Company
or any of its Subsidiaries arising from or relating to any litigation or proceeding listed on the SCHEDULES hereto and any litigation or proceeding initiated, filed, established or threatened against the Company or any of its Subsidiaries after the execution of this Merger Agreement and relating to matters before the Closing; and

                             (5)     any suit, action or other proceeding
brought by any governmental authority or Person arising out of, or in any way related to any of the matters referred to in SECTION 11.1.

                    (b)      Intentionally omitted.

         11.2 Indemnification By Parent. After the Closing, Parent, in accordance with the terms of this Article XI, agrees to indemnify, and hold all of the Selling Stockholders (collectively, the "Seller Indemnified Parties") harmless from and against, and agree to promptly defend the Seller Indemnified Parties from and reimburse the Seller Indemnified Parties for any Claim which the Seller Indemnified Parties may suffer or incur, or become subject to, as a result of or in connection with:

                    (a) the breach of any of the representations and warranties made by Parent or Sub in this Merger Agreement or in any instrument, document, certificate or affidavit delivered at the Closing by Parent or Sub in accordance with the provisions of this Merger Agreement;

                    (b) the failure of Parent or Sub to carry out, perform, satisfy and discharge any of the covenants, agreements, undertakings, liabilities or obligations to be performed by Parent or Sub pursuant to this Merger Agreement or under any of the documents and materials delivered at the Closing by Parent or Sub pursuant to this Merger Agreement;

                    (c) liabilities or obligations of the Company or any of its Subsidiaries arising from or relating to the business of the Company or its Subsidiaries after the Closing or to any litigation or proceeding initiated, filed, established or threatened against the Company or any of its Subsidiaries after the Closing and relating to matters after the Closing;

                    (d) any suit, action or other proceeding brought by any governmental authority or Person arising out of, or in any way related to any of the matters referred to in this SECTION 11.2.

         11.3       Notification of Claims.

                    (a) A party believing itself entitled to be indemnified pursuant to SECTION 11.1(A) or 11.2 above (the "Indemnified Party") shall give the party liable for such indemnification (the "Indemnifying Party") notice in writing of a specific Claim which the Indemnified Party believes has given rise to a right of indemnification under this Merger Agreement (the "Notice of Claim"). Notwithstanding anything to the contrary contained herein, no Claim shall be considered as a valid Claim under SECTION 11.1(A)(1), (2),
(4), OR (5) to the extent such Claim relates to SECTION 11.1(A)(1), (2), (4), or (5), or under Section 11.2 to the extent such Claim relates to SECTION 11.2(A), (B), (C), OR (D) above unless the Indemnified Party shall have given the Indemnifying Party a Notice of Claim regarding such Claim within three (3) years and sixty (60) days after the Closing Date and with respect to a Claim arising from a dispute, controversy or claim of a third Person, such third Person must have asserted the dispute, controversy or claim within three (3) years and sixty (60) days of the Closing Date. Subject to the Indemnifying Party's right to dispute Claims asserted by the Indemnified Party or to defend in good faith Claims by third parties as hereinafter provided, the Indemnifying Party shall satisfy its obligations under SECTION 11.1(A) or 11.2 above within thirty (30) days after the receipt of the Notice of Claim.

                    (b) If the Indemnified Party shall give the Indemnifying Party a Notice of Claim pursuant to SECTION 11.3(A) above, and if such Claim relates to a Claim asserted by a third party against the Indemnified Party (excluding a Claim by the Internal Revenue Service or any other tax authority pursuant to SECTION 11.1(A)(3) hereof), the Indemnifying Party shall have the right to employ counsel reasonably acceptable to the Indemnified Party to defend such Claim. The Indemnified Party shall have the right, at its own expense, to participate in the defense of any such Claim. The Indemnifying Party shall notify the Indemnified Party in writing, as promptly as possible after its receipt of a Notice of Claim given by the Indemnified Party pursuant to SECTION 11.3(A) above (but in any case before the due date for the answer or response to a Claim if the Indemnifying Party has been given a Notice of Claim within a reasonable time prior to such due date), of its election to defend any Claim raised by a third party. So long as the Indemnifying Party is defending in any such Claim or demand asserted by a third party against the Indemnified Party, the Indemnified Party shall not settle or compromise such Claim. The Indemnified Party shall make available to the Indemnifying Party or its agents all records and other materials in the Indemnified Party's possession reasonably required by it for its use in contesting any Claim asserted by a third party. Whether or not the Indemnifying Party elects to defend any such Claim asserted by a third party, the Indemnified Party shall have no obligation to do so.

                    (c) The provisions of SECTION 11.3(B) shall not apply to any Claim asserted by the Internal Revenue Service or any other tax authority, which claim shall be subject to the provisions of SECTION 8.13.

                                  ARTICLE XII
                               GENERAL PROVISIONS

         12.1 Stockholders' Agent. The Company has appointed the Company's Chief Financial Officer, currently John Riccardi, as the Stockholders' Agent and each Selling Stockholder's attorney-in-fact and representative, to do any and all things and to execute any and all documents or other papers, in such Selling Stockholder's name, place and stead, in any way which such Selling Stockholder could do if personally present, in connection with this Merger Agreement and the transactions contemplated hereby, including, without limitation, to resolve issues relating to the adjustment of the Adjusted Merger Consideration on such Selling Stockholder's behalf, or to amend, cancel or extend, or waive the terms of, this Merger Agreement and Parent and Sub shall be entitled to rely, as being binding upon such Selling Stockholder, upon any document or other paper believed by them to be genuine and correct and to have been signed or sent by the Stockholders' Agent, and Parent and Sub shall not be liable to any Selling Stockholder for any action taken or omitted to be taken by it in such reliance.

         12.2 Notices. All notices or other communications under this Merger Agreement shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy (with confirmation of receipt), by commercial delivery service or by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:


     If to the Company:                  NewCity Communications, Inc.
                                         10 Middle Street
                                         Bridgeport, Connecticut  06604
                                         Attention:  Mr. Richard A. Ferguson
                                         Telecopy :  (203) 367-9346

     With copies (which shall not        Tyler Cooper & Alcorn
     constitute notice) to:              205 Church Street
                                         P.O. Box 1936
                                         New Haven, Connecticut  06510
                                         Attention:  Irving S. Schloss, Esq.
                                         Telecopy :  (203) 789-2133

                                         and

                                         Kaye, Scholer, Fierman, Hays & Handler
                                         901 15th Street, N.W.
                                         Washington, D.C.  20005
                                         Attention:  Irving Gastfreund, Esq.
                                         Telecopy :  (202) 682-3580

                                         and

                                         Mr. John Riccardi
                                         Chief Financial Officer
                                         NewCity Communications, Inc.
                                         10 Middle Street
                                         Bridgeport, Connecticut  06604
                                         Telecopy :  (203) 367-9346

     If to the Stockholders' Agent:

                                         Mr. John Riccardi
                                         Chief Financial Officer
                                         NewCity Communications, Inc.
                                         10 Middle Street
                                         Bridgeport, Connecticut  06604
                                         Telecopy :  (203) 367-9346

     If to Parent or Sub:
                                         Cox Radio, Inc.
                                         1400 Lake Hearn Drive, N.E.
                                         Atlanta, Georgia  30319
                                         Attention:  Mr. Nicholas D. Trigony
                                         Telecopy :  (404) 843-5280

                                         and

                                         Cox Radio, Inc.
                                         1400 Lake Hearn Drive, N.E.
                                         Atlanta, Georgia  30319
                                         Attention:  Mr. Robert F. Neil
                                         Telecopy :  (404) 843-5686

     With a copy (which shall not        Dow, Lohnes & Albertson, PLLC
     constitute notice) to:              1200 New Hampshire Avenue, N.W.
                                         Suite 800
                                         Washington, D.C.  20036
                                         Attention:  Kevin F. Reed, Esq.
                                         Telecopy :  (202) 776-2222


or to such other address as any party may have furnished to the other parties in writing in accordance with this SECTION.

         12.3 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Merger Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that Parent shall be entitled to an injunction or injunctions to prevent breaches of this Merger Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which Parent is entitled at law or in equity.

         12.4 Entire Agreement. This Merger Agreement (including the documents and instruments referred to herein) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof (other than as provided in the second sentence of SECTION 8.1). There are no other representations or warranties, whether written or oral, between the parties in connection with the subject matter hereof, except as expressly set forth herein.

         12.5 Assignments; Parties in Interest. Neither this Merger Agreement nor any of the rights, interests or obligations hereunder may be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Merger Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Merger Agreement, express or implied, is intended to or shall confer upon any Person not a party hereto any right, benefit or remedy of any nature whatsoever under or by reason of this Merger Agreement, including to confer third party beneficiary rights.

         12.6 Governing Law. This Merger Agreement, except to the extent that the DGCL is mandatorily applicable to the Merger and the rights of the Selling Stockholders, shall be governed in all respects by the laws of the State of Delaware (without giving effect to the provisions thereof relating to conflicts of law). The exclusive venue for the adjudication of any dispute or proceeding arising out of this Merger Agreement or the performance thereof shall be the courts located in the City of Wilmington, Delaware, and the parties hereto and their Affiliates hereby consent to and submit to the jurisdiction of any court located in the City of Wilmington, Delaware.

         12.7 Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Merger Agreement.

         12.8 Remedies. The remedies of the parties hereto are cumulative and not intended to be limited by the doctrine of election of remedies. Without limiting the generality of the foregoing, neither Parent and Sub nor the Company and the Selling Stockholders may rely on the failure of any condition precedent set forth in Article IX, as applicable, to be satisfied if such failure was caused by such other party's (or parties') failure to act in good faith, or a breach of or failure to perform its representations, warranties, covenants or other obligations in accordance with the terms of this Merger Agreement.

         12.9       Certain Definitions.  As used in this Merger Agreement:

                    (a) the term "Affiliate," as applied to any Person, shall mean any other Person directly or indirectly controlling, controlled by, or under common control with, that Person; for purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract or otherwise;

                    (b) "Business Day" means a day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in the City of Wilmington, Delaware;

                    (c) the term "Final Order" means an action or order by the FCC (a) that has not been reversed, stayed, enjoined, set aside, annulled or suspended, and (b) with respect to which (i) no requests have been timely filed for administrative or judicial review, reconsideration, appeal or stay and the FCC has not initiated a review of such action or order on its own motion and the periods provided by statute or FCC regulations for filing any such requests and for the FCC to set aside the action on its own motion have expired, or (ii) in the event of review, reconsideration or appeal, the period provided by statute or FCC regulations for further review, reconsideration or appeal has expired without any such request for further review, reconsideration or appeal having been filed;

                    (d) the term "Guaranty" shall mean the Guaranty of Cox Broadcasting, Inc. of even date herewith, guaranteeing the obligations of Parent and Sub under this Merger Agreement;

                    (e) the terms "knowledge," "best knowledge," or any similar formulation of knowledge shall mean, with respect to any

Subsidiary of the Company, the actual knowledge of its senior executive officers, and with respect to the Company, the actual knowledge of the Chief Executive Officer, the Chief Operating Officer and the Chief Financial Officer of the Company and the general managers of the Stations;

                    (f) "Material Adverse Effect" shall mean any of (i) a Company Material Adverse Effect; and (ii) a Significant Station Material Adverse Effect. For purposes of this definition, a "Company Material Adverse Effect" shall mean a material adverse effect on the aggregate operations, assets, prospects or financial condition of the Company, taken as a whole, other than matters affecting the radio industry generally (including without limitation legislative, regulatory or litigation matters) and matters relating to or arising from national economic conditions (including financial and capital markets); a "Significant Station Material Adverse Effect" shall mean a material adverse effect on the operations, assets, prospects or financial condition of any Station other than matters affecting the radio industry generally (including without limitation legislative, regulatory or litigation matters) and matters relating to or arising from national economic conditions (including financial and capital markets);

                    (g) "Permitted Liens" means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced: (a) Liens for taxes, assessments and governmental charges or levies not yet due and payable; (b) Liens imposed by law, such as materialmen's, mechanics', carriers', workmen's and repairmen's liens and other similar liens arising in the ordinary course of business securing obligations that (i) are not overdue for a period of more than 30 days and (ii) are not in excess of $5,000 in the case of a single property or $50,000 in the aggregate at any time; (c) pledges or deposits to secure obligations under workers' compensation laws or similar legislation or to secure public or statutory obligations; (d) minor survey exceptions, reciprocal easement agreements and other customary encumbrances on title to real property that (i) were not incurred in connection with any Indebtedness, (ii) do not render title to the property encumbered thereby unmarketable and (iii) do not, individually or in the aggregate, materially adversely affect the value or use of such property for its current and anticipated purposes; and (e) Liens pursuant to the Loan Agreement;

                    (h) the term "Person" shall include individuals, corporations, partnerships, limited liability companies, trusts, other entities and groups (which term shall include a "group" as such term is defined in Section 13(d)(3) of the Exchange Act);

                    (i) the term "Subsidiary" or "Subsidiaries" means, with respect to Parent, the Company or any other Person, any corporation, partnership, joint venture or other legal entity of which Parent, the Company or such other Person, as the case may be (either alone or through or together with any other

Subsidiary) owns, directly or indirectly, stock or other equity interests the holders of which are generally entitled to more than 50% of the vote for the election of the board of directors or other governing body of such corporation or other legal entity.

         12.10 Counterparts. This Merger Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which taken together shall constitute a single agreement.

         12.11 Severability. If any term or other provision of this Merger Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Merger Agreement shall nevertheless remain in full force and effect so long as the economics or legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. Upon determination that any term or other provision hereof is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Merger Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

         12.12 Gender and Number. Words used herein, regardless of the gender and number specifically used, shall be deemed and construed to include any other gender, masculine, feminine, or neuter, and any other number, singular or plural, as the context requires.

         12.13 List of Definitions. The following is a list of certain terms used in this Agreement and a reference to the Section hereof in which such term is defined.


                    Terms                             Section

        Adjusted Merger Consideration                 3.3(c)
        Adjustment Escrow Amount                      3.9(b)
        Affiliate                                     12.9(a)
        Antitrust Division                            8.5(b)
        Antitrust Laws                                8.5(c)
        Audited Financial Statements                  4.5(a)
        Birmingham Loan Agreement                     3.3(b)
        Booked Taxes                                  8.13(a)
        Business Day                                  12.9(b)
        Buyer Indemnified Parties                     11.1(a)
        Certificate of Merger                         1.3
        Claims                                        11.1(a)
        Class A Common Merger Consideration           3.2(a)
        Class A Common Stock                          3.2(a)
        Class B Common Merger Consideration           3.2(b)
        Class B Common Stock                          3.2(b)
        Closing                                       1.2

        Closing Date                                  1.2
        Closing Escrow Agent                          3.9(a)
        Closing Escrow Agreement                      3.9(a)
        Closing Escrow Amount                         3.9(c)
        Code                                          4.9(a)
        Communications Act                            4.19(b)
        Communications Laws                           8.5(c)
        Company                                       Preamble
        Company Benefit Plan                          4.8(i)
        Company Consolidated Group                    4.10(f)
        Company Information                           8.1
        Company Material Adverse Effect               12.9(f)
        Company Permits                               4.19(a)
        Compensation Arrangement                      4.8(ii)
        Consent                                       4.4(b)
        Constituent Corporations                      1.4
        Contracts                                     4.14(a)
        Control                                       12.9(a)
        Convertible Preferred Merger
          Consideration                               3.2(c)
        Convertible Preferred Stock                   3.2(c)
        Copyrights                                    4.16(a)
        DGCL                                          1.3
        Disbursing Agent                              3.5(a)
        Dissenting Shares                             3.4
        Dissenting Shareholder                        3.4
        Effective Time                                1.3
        Environmental Permits                         4.13(g)
        Environmental Laws                            4.13(a)
        ERISA                                         4.8(i)
        ERISA Affiliate                               4.8(iii)
        Estimated Closing Statement                   3.3(d)(i)
        Event of Loss                                 8.14
        FCC                                           Preamble
        FCC Applications                              8.5(b)
        FCC Consents                                  4.4(b)
        FCC Licenses                                  4.4(b)
        Final Closing Statement                       3.8(a)
        Final Debt Amount                             3.8(a)
        Final Order                                   12.9(c)
        Final Working Capital                         3.8(a)
        FTC                                           8.5(b)
        GAAP                                          3.3(a)
        Governmental Entity                           4.4(b)
        Guaranty                                      12.9(d)
        Hazardous Materials                           4.13(b)
        HSR Act                                       4.4(b)
        Indebtedness                                  3.3(b)
        Indemnifiable Tax Damages                     8.13(b)(i)
        Indemnified Party                             11.3(a)
        Indemnifying Party                            11.3(a)
        Indemnity Escrow Amount                       3.9(c)
        Intangible Property                           4.16(a)
        Interim Financial Statements                  4.5(b)
        KJSR Promissory Note                          4.23

        Knowledge                                     12.9(e)
        Lien                                          4.2(b)
        Loan Agreement                                4.23
        Material Adverse Effect                       12.9(f)
        Material Default                              4.14
        Merger                                        Preamble
        Merger Agreement                              Preamble
        Merger Consideration                          3.1
        Notice of Claim                               11.3(a)
        Parent Material Adverse Effect                6.1
        Parent                                        Preamble
        Parent's Agents                               8.1
        Permitted Liens                               12.9(g)
        Person                                        12.9(h)
        Personal Property                             4.15
        Preferred Stock                               3.2(e)
        Real Property                                 4.17(a)
        Redeemable Preferred Stock                    3.2(d)
        Renewal Stations                              9.3(m)
        Reporting Period                              8.13(b)(i)
        Required Consents                             4.14(b)(5)
        Seller Indemnified Parties                    11.2
        Selling Stockholders                          Preamble
        Senior Subordinated Notes                     4.23
        Short Period                                  8.13(b)(i)
        Significant Station
          Material Adverse Effect                     12.9(f)
        Stations                                      Preamble
        Stock Options                                 4.2(a)
        Stockholders                                  Preamble
        Stockholders' Agent                           Preamble
        Sub                                           Preamble
        Subsidiary                                    12.9(i)
        Surviving Corporation                         1.1
        Target Debt Amount                            3.3(b)
        Target Working Capital                        3.3(a)
        Tax Claim                                     8.13(g)
        Tax Returns                                   4.10(a)
        Taxes                                         4.10(a)
        Trademarks                                    4.16(a)
        Violation                                     4.4(a)
        Working Capital                               3.3(a)

         IN WITNESS WHEREOF, Parent, Sub, the Company and the Stockholders have caused this Merger Agreement to be signed all as of the date first written above.

                                     COX RADIO, INC.



                                     By: /s/ John J. Rouse, Jr.
                                        ----------------------------------
                                       Title: Treasurer
                                             -----------------------------

                                     NEW COX RADIO II, INC.



                                     By: /s/ John J. Rouse, Jr.
                                        ----------------------------------
                                       Title: Vice President and Treasurer
                                              ----------------------------

                                     NEWCITY COMMUNICATIONS, INC.



                                     By: /s/ Richard A. Ferguson
                                        ----------------------------------
                                        Title: President and CEO
                                               ---------------------------

                                     STOCKHOLDERS, FOR THE LIMITED
                                     PURPOSES STATED ABOVE:



                                     /s/ Richard A. Ferguson
                                     -------------------------------------
                                     Richard A. Ferguson



                                     /s/ James T. Morley
                                     -------------------------------------
                                     James T. Morley


                                     /s/ Richard A. Reis
                                     -------------------------------------
                                     Richard A. Reis

                                     STOCKHOLDERS' AGENT


                                     /s/ John Riccardi
                                     -------------------------------------
                                     John Riccardi